As filed with the Securities and Exchange Commission on August 4, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

TURBOSONIC TECHNOLOGIES, INC.

(Name of Small Business Issuer in its Charter)
_____________

Delaware	8711	13-1949528
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Address and Telephone Number of Principal Executive Offices)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(Address of Principal Place of Business)
_____________

Egbert Q. van Everdingen
President
TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Name, Address and Telephone Number of Agent for Service)
_____________

Copy to:
Ira I. Roxland
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York  10020
Telephone:  (212) 768-6700
Fax:  (212) 768-6800
_____________

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.10 per share (2)	1,795,000 shares	$1.125	$2,019,375	$216.07

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

_____________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

*  *  *  *  *  *

Subject to Completion, dated August 4, 2006

Preliminary Prospectus

TURBOSONIC TECHNOLOGIES, INC.

1,795,000 Shares of Common Stock

_______________________

This prospectus relates to the offer and sale from time to time of up to 1,795,000 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such 1,795,000 shares, 1,000,000 shares are being offered for resale by current stockholders and 795,000 shares are being offered for resale upon exercise of warrants held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “TSTA.” The closing price of our common stock on July 26, 2006 was $1.17 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

, 2006

FORWARD LOOKING STATEMENTS

In this prospectus, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth under the section in this prospectus captioned “Risk Factors” as well as other factors discussed in this prospectus. Statements included in this prospectus are based upon information known to us as of the date that this prospectus, and we assume no obligation to update or alter our forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

- i -

PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors” found elsewhere in this prospectus.

Overview

We, directly and through our subsidiaries, design and market integrated air pollution control and industrial gas cooling/conditioning systems including liquid atomization technology and dust suppression systems to ameliorate or abate industrial environmental problems.

Our proprietary technology is designed to control a wide variety of air pollution control problems for industries including pulp and paper, wood products, metallurgical (non-ferrous and iron and steel), chemical and mineral processing (including cement), biomass dryers, industrial/medical and municipal solid waste (MSW) incineration, and power generation. We believe our products, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over conventional air pollution equipment.

Certain of our products and systems employ proprietary nozzles to atomize liquids passing through the nozzles, resulting in the liquid being converted into fine droplets. Controlling the liquid and gas pressures applied to the nozzle can modulate droplet sizes and liquid flow rates. We have sold the atomizing nozzles for many years.

We were incorporated in the State of Delaware in April 1961. Our executive offices located at 550 Parkside Drive, Suite A-14, Waterloo, Ontario, Canada N2L 5V4; our telephone number is (519) 885-5513. Our website is located at www.turbosonic.com. The information on our website is not part of this prospectus.

Recent Developments

On April 21, 2006, we privately sold an aggregate of 1,000,000 shares of our common stock, representing approximately 6.9% of our issued and outstanding common stock after giving effect to this sale, together with three-year warrants to acquire up to an aggregate of 500,000 shares of our common stock at an initial exercise price of $1.40 per share, subject to adjustment, for an aggregate of $1,150,000. The purchasers were two institutional investors. We paid $69,000 and issued a two-year warrant to acquire up to 60,000 shares of our common stock at an initial exercise price of $1.15 per share, subject to adjustment, to CapStone Investments for its services in effectuating this placement. All of such securities are being registered for resale pursuant to the registration statement of which this prospectus forms a part.

On June 22, 2006, our Board of Directors accepted the resignation, due to retirement, of Patrick J. Forde as a member of our Board and as our President and Secretary-Treasurer. Such resignation took effect as of June 30, 2006. On the same date, our Board elected Egbert van Everdingen, currently our Executive Vice President, as a member of our Board and as our President and Secretary-Treasurer, effective upon Mr. Forde's retirement.

The Offering

Common stock offered for sale by the selling stockholders	1,795,000 shares (1)
Common stock to be outstanding after this offering	15,333,178 shares (1)(2)

(1)

Includes 795,000 shares issuable upon the exercise of outstanding warrants held by the selling stockholders.

(2)

Based upon our issued and outstanding shares of common stock as of June 30, 2006. This number excludes 772,688 shares of our common stock, which are issuable upon exercise of our outstanding options. An additional 378,187 shares are reserved for future grants under our stock option plans.

Summary Consolidated Financial Statements

The following financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Statement of Operations Data:

	Year Ended June 30,					Nine Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
	(Amounts in thousands, except share and per share data)
Contract revenue and sales	11,096	4,723	6,100	4,582	14,115	13,183	7,754
Contract costs and cost of sales	9,123	3,275	4,559	3,397	11,589	10,425	6,447
Gross margin	1,973	1,448	1,541	1,185	2,526	2,758	1,307
Expenses
Selling, general and administrative	2,187	2,202	1,791	1,477	1,698	1,931	1,620
Research and development	39	65	20	2	47	36	31
Stock-based compensation expense	2	7	8	6	(17)	31	2
Goodwill impairment loss	0	0	399	0	0	0
	2,228	2,274	2,218	1,485	1,728	1,998	1,653
(Loss) income from operations	(255)	(826)	(677)	(301)	798	760	(346)
Interest income	10	11	9	20	31	23	4
Interest (expense)	(1)	(3)	(15)	(22)	(41)	(1)	(1)
Debt modification expense	0	0	0	(33)	(41)	0	0
(Loss) income before provision for income taxes	(246)	(818)	(683)	(335)	747	782	(343)
Provision for (recovery of) income taxes	(19)	(36)	1	(15)	154	0	(19)
Net (loss) income	(227)	(782)	(684)	(320)	593	782	(324)
Basic (loss) earnings per share	($0.02)	($0.06)	($0.05)	($0.02)	$0.05	$0.06	($0.02)
Diluted (loss) earnings per share	($0.02)	($0.06)	($0.05)	($0.02)	$0.05	$0.06	($0.02)
Basic weighted average shares(1)	13,134,030	13,134,046	13,134,063	12,980,766	12,500,000	13,267,406	13,134,030
Diluted weighted average shares(1)	13,134,030	13,134,046	13,134,063	12,980,766	12,700,545	13,804,589	13,134,030

(1)

Adjusted to reflect a 5-for-4 split in July 2005

Balance Sheet Data:

	As of June 30,					As of March 31,
	2005	2004	2003	2002	2001	2006	2005
	(Amounts in thousands)
Working capital (deficit)	371	461	1,231	1,302	1,216	1,352	313
Total assets	3,689	2,230	2,627	3,198	5,779	6,779	4,380
Total liabilities	2,800	1,248	888	969	3,701	4,899	3,580
Shareholders' equity	889	982	1,739	2,229	2,078	1,881	800

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock.

Risks Related to our Business

We are dependent on environmental regulation.

The market for our air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations which limit the release of pollutants into the atmosphere and impose substantial penalties for non-compliance. Stringent enforcement of these laws and regulations may increase the attractiveness of, and demand for our products and services, whereas lax enforcement and/or repeal in whole or in part may have the opposite effect.

Our revenue is concentrated among a few customers who vary from year to year.

Sales to three customers accounted for 57% of our net revenues in the nine months ended March 31, 2006. Sales to three different customers accounted for 50% of our net revenues in the fiscal year ended June 30, 2005. Three different customers accounted for 24% of the Company's net revenues in the prior fiscal year. Our inability to retain or replace these customers could materially and adversely affect future revenue and profitability.

Our proprietary technology and rights has limited protection.

We rely on a combination of patents, trade and service marks, trade secrets and know-how to protect our proprietary technology and rights. There can be no assurance that our patents will not be infringed upon, that we would have adequate remedies for any such infringement, or that our trade secrets will not otherwise become known to or independently developed by competitors. There can also be no assurance that any patents now or hereafter issued to, licensed by or applied for by us will be upheld, if challenged, or that the protections afforded thereby will not be circumvented by others. Litigation may be necessary to defend our proprietary rights, which would result in significant cost to us and a diversion of effort of our personnel.

Our foreign sales are subject to certain inherent risks.

Approximately 9%, 18% and 29% of our revenues during the nine months ended March 31, 2006 and the fiscal years ended June 30, 2005 and 2004, respectively, were derived from sales made outside of the United States and Canada. Foreign sales are subject to certain inherent risks, including unexpected changes in regulatory and other legal requirements, tariffs and other trade barriers, greater difficulty in collection of accounts receivable and potentially adverse tax consequences. There can be no assurance that these factors will not have an adverse impact on our future foreign sales and, consequently, on our operating results.

Permits, which are required by some projects, may cause extended delay or cancellation of one or more of our large projects.

Some of our projects require permits to be issued by one or more governmental agencies prior to the commencement of both construction and operation. Issuance of such permits could be delayed by political and other considerations. Permitting delays could cause extended delay or cancellation of one or more of our large projects, which would adversely impact our future revenues.

Since we do not manufacture or fabricate our own products or systems, we are dependent on the services of third party manufacturers and fabricators.

We do not manufacture or fabricate our own products or systems, relying instead upon the services of third party manufacturers and fabricators. We also do not engage in the field construction of our systems but rely on field construction subcontractors operating under the supervision of our own employees. The unavailability of the services of, or a substantial increase in pricing by a significant number of, these manufacturers, fabricators or subcontractors could adversely affect us. Given the number of manufacturers, fabricators and subcontractors which we utilize and the availability of alternative sources, we do not believe that the loss of our relationship with any one firm would have a material adverse effect on our business.

The markets for environmental control products is very competitive.

The markets for environmental control products are characterized by substantial competition based primarily on engineering and technological expertise and quality of service. Because virtually all contracts for our products and systems are obtained through competitive bidding, price is also a competitive factor and may be the most significant factor in certain instances. Although we believe that we compete on the basis of our technical expertise and reputation for service, there can be no assurance that we will maintain our competitive position in our principal markets.

Our fixed price contracts may result in losses.

Our receipt of a fixed price contract as a consequence of being the lowest competitive bidder carries the inherent risk that our actual performance costs may exceed the estimates upon which our bid for such contract was based. To the extent that contract performance costs exceed projected costs, our profitability could be materially adversely affected.

Risks Related to our Common Stock

Our stock price can be extremely volatile.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

We do not expect to pay dividends.

We have not paid dividends on our common stock since our inception, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information and investment experience and objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol “TSTA.”

The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as reported on The Nasdaq Stock Market.

Quarter Ended	High (1)	Low (1)
September 30, 2003	$0.408	$0.200
December 31, 2003	$0.456	$0.240
March 31, 2004	$0.440	$0.216
June 30, 2004	$0.320	$0.168
September 30, 2004	$0.352	$0.176
December 31, 2004	$0.392	$0.280
March 31, 2005	$0.600	$0.304
June 30, 2005	$0.656	$0.344
September 30, 2005	$0.950	$0.424
December 31, 2005	$1.500	$0.650
March 31, 2006	$1.440	$0.970
June 30, 2006	$1.840	$0.920

(1)

The quotations represent prices between dealers and do not include retail mark up, markdown or commissions. They do not necessarily represent actual transactions. The prices reflect a 5-for-4 stock split, effected on July 22, 2005.

As of June 30, 2006, we had approximately 14,538,178 shares of common stock outstanding and approximately 430 stockholders of record. The closing price for our common stock on July 26, 2006 was $1.17.

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future.

SELECTED FINANCIAL DATA

The selected financial data presented below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus in order to more fully understand the historical consolidated financial data.

Statement of Operations Data:

	Year Ended June 30,					Nine Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
	(Amounts in thousands, except share and per share data)
Contract revenue and sales	11,096	4,723	6,100	4,582	14,115	13,183	7,754
Contract costs and cost of sales	9,123	3,275	4,559	3,397	11,589	10,425	6,447
Gross margin	1,973	1,448	1,541	1,185	2,526	2,758	1,307
Expenses
Selling, general and administrative	2,187	2,202	1,791	1,477	1,698	1,931	1,620
Research and development	39	65	20	2	47	36	31
Stock-based compensation expense	2	7	8	6	(17)	31	2
Goodwill impairment loss	0	0	399	0	0	0
	2,228	2,274	2,218	1,485	1,728	1,998	1,653
(Loss) income from operations	(255)	(826)	(677)	(301)	798	760	(346)
Interest income	10	11	9	20	31	23	4
Interest (expense)	(1)	(3)	(15)	(22)	(41)	(1)	(1)
Debt modification expense	0	0	0	(33)	(41)	0	0
(Loss) income before provision for income taxes	(246)	(818)	(683)	(335)	747	782	(343)
Provision for (recovery of) income taxes	(19)	(36)	1	(15)	154	0	(19)
Net (loss) income	(227)	(782)	(684)	(320)	593	782	(324)
Basic (loss) earnings per share	($0.02)	($0.06)	($0.05)	($0.02)	$0.05	$0.06	($0.02)
Diluted (loss) earnings per share	($0.02)	($0.06)	($0.05)	($0.02)	$0.05	$0.06	($0.02)
Basic weighted average shares(1)	13,134,030	13,134,046	13,134,063	12,980,766	12,500,000	13,267,406	13,134,030
Diluted weighted average shares(1)	13,134,030	13,134,046	13,134,063	12,980,766	12,700,545	13,804,589	13,134,030

(1)

Adjusted to reflect a 5-for-4 split in July 2005

Balance Sheet Data:

	As of June 30,					As of March 31,
	2005	2004	2003	2002	2001	2006	2005
	(Amounts in thousands)
Working capital (deficit)	371	461	1,231	1,302	1,216	1,352	313
Total assets	3,689	2,230	2,627	3,198	5,779	6,779	4,380
Total liabilities	2,800	1,248	888	969	3,701	4,899	3,580
Shareholders' equity	889	982	1,739	2,229	2,078	1,881	800

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We, directly and through subsidiaries, design and market integrated air pollution control and industrial gas cooling/conditioning systems including liquid atomization technology and dust suppression systems to ameliorate or abate industrial environmental problems.

Our proprietary technology is designed to control a wide variety of air pollution control problems for industries including pulp and paper, wood products, metallurgical (non-ferrous and iron and steel), chemical and mineral processing (including cement), grain processing, hazardous and municipal solid waste (MSW) incineration, and power generation. We believe our products, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over conventional air pollution equipment.

We seek to obtain repeat business from our customers, although we do not depend upon any single customer to maintain our level of activity from year to year; however, one or more different customers may be expected to account for greater than 10% of our net revenues in any consecutive twelve month period.

Stringent environmental laws have been enacted in the United States and other nations in response to public concern about the environment. We believe that the need to comply with these laws creates demand for our products. The Federal Clean Air Act, federal, state and local regulations which implement it and the enforcement of these laws and regulations largely determine the level of expenditures that customers will make to limit emissions from their facilities.

The market for our air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations that limit the release of pollutants into the atmosphere and impose substantial penalties for non-compliance. The Government can change environmental regulations at any time, which could have positive or negative effects upon our future revenues and prospects of profitability. Currently, the U.S. Environmental Protection Agency is tightening certain emission standards, thereby forcing a number of industries to adopt technologies, such as Wet Electrostatic Precipitators (“WESPs”), in order to meet emissions targets that more traditional technologies, such as scrubbers, will not be able to meet effectively.

Prior to fiscal 2004, we had two reportable business segments - nozzle systems and scrubber systems. During fiscal 2004, we realigned our business activities on the basis of long-term contracts and components/replacement parts. Internal reporting to support decision-making regarding the allocation of resources and evaluation of activities was realigned to be consistent with the alignment of the business. As such we have commenced reporting to shareholders on the two business segments into which management now classifies the business – Original Equipment (“OEM”) systems and Aftermarket. The previous scrubber systems segment is closely aligned with the OEM systems segment and the previous nozzle system segment is closely aligned with the Aftermarket segment. The comparative segment information has been reclassified to be consistent with this presentation.

Critical Accounting Policies and Estimates

Discussion of our financial conditions and results of operation is an analysis of the Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), consistently applied. The preparation of these Consolidated Financial Statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to construction-type contracts, intangible assets, bad debts, inventories, warranty obligations, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We believe the following critical accounting policies affect the more significant judgements and estimates used in the preparation of our Consolidated Financial Statements:

Revenue Recognition

We derive revenue from long-term contracts which require performance [i.e., design, construction and performance testing] over a time span which may extend beyond one or more accounting periods. For long-term contracts, two methods of recognition are employed by us – the percentage of completion method for virtually all of such projects being undertaken, and the completed contract method for contracts with significant uncertainty, such as the use of new technology. For contracts of shorter duration, revenue is recorded when products are shipped, services are performed or billings rendered, which approximate actual performance.

The percentage-of-completion is determined by best available engineering estimates by our project managers. Engineering progress is measured upon completion progress relative to the overall project design. Material progress is determined by the degree of completeness or progress of the components individually and as a whole of the project. When included in the scope of the work, installation work completeness is based upon work completed relative to the overall scope. Monthly revenue recognition reflects the degree of completeness based upon review of project drawings, project schedule, progress of actual fabrication and installation, and further validated by visual observation by the project manager, quality inspectors, and the construction advisor, if applicable. When the current estimated costs to complete indicate a loss, such losses are recognized immediately for accounting purposes.

If the conditions of work to be performed change, or the estimated costs are not accurately projected, the gross profit from construction-type contracts may vary significantly in future periods.

Goodwill

SFAS No. 142 was adopted effective July 1, 2001, under which goodwill is no longer amortized but is subject to an annual impairment review (or more frequently if deemed appropriate). We previously completed the transitional impairment test to identify any impairment to the goodwill of the nozzle and scrubber systems business segments at July 1, 2001 and the annual tests at April 1, 2002 and 2003 using a fair value methodology, in accordance with SFAS No. 142. Due to deferred demand in the capital goods markets relative to the status of environmental regulatory changes, the scrubber systems business segment had experienced depressed revenue levels and losses from operations. These conditions have created uncertainty regarding the forecasted future cash flows required to support the goodwill associated with the scrubber business segment under the rules of SFAS No. 142. We concluded that there was impairment relative to the scrubber systems business segment at April 1, 2003, and accordingly determined that $398,897 of goodwill associated with this business segment should be written off in the year ended June 30, 2003.

The goodwill impairment test was completed at April 1, 2005 for the Aftermarket business segment, as required by SFAS No. 142. The conclusion reached was that there has not been an impairment of goodwill associated with the Aftermarket segment for the year ended June 30, 2005.

We assess the impairment of goodwill by reporting unit whenever events or changes in circumstances indicate that the carrying value may not be recoverable, in whole or part. Some factors we consider to be important and which could trigger an impairment review between annual tests include the following:

•

significant underperformance relative to expected historical or projected future operating results;

•

significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•

significant negative industry or economic trends;

•

significant decline in our stock price for a sustained period, and our market capitalization relative to net book value.

Results of Operations

Our business is primarily driven by government regulations and related compliance timeframes. Our focus has been to offer solutions relative to such regulations and current growth in revenue can, in part, be attributed to our efforts over the past five years in sales and marketing, product development, and participation in international alliances.

We have placed an emphasis on product development, to reduce product costs and offer competitive solutions in anticipation of growth in opportunities. To accommodate this emphasis, we have hired additional staff to support our project management, customer service and product development efforts. While these investments impacted present earnings, the effectiveness of management's planning is evidenced by increasing revenues for the nine months ended March 31, 2006 as compared to revenues in the 2005 fiscal year, as well as increased visibility in the marketplace and a growing international presence, all resulting in improved returns to the shareholders.

During fiscal 2005 and the first nine months of fiscal 2006, the OEM systems business segment experienced significant bookings, in particular in the wood products industry, while the order levels for the Aftermarket business segment have continued relatively constant. Strong bookings have been experienced in the wood products industry as the result of new OSB plants being built to meet current and anticipated future demand for their products, and our strategic alliance partner who is well positioned in that market.

Nine Months Ended March 31, 2006 Compared with Nine Months Ended March 31, 2005

OEM systems revenue increased by $4,885,356 (90.9%) to $10,257,219 for the nine-month period ended March 31, 2006 from $5,371,863 for the same period in fiscal 2005. The increase is the result of increased sales in the period, and in particular, those of WESP systems and components and venturi scrubbers, for the reasons discussed above relative to the wood products industry.

Aftermarket revenue increased by $542,939 (22.8%) to $2,925,669 for the nine-month period ended March 31, 2006 from $2,382,730 for the same period one year earlier. The increased revenue is the result of increased shipments of evaporative gas cooling components and spares in the first three quarters of fiscal 2006.

OEM systems costs increased by $3,733,740 (76.6%) to $8,611,466 for the nine months ended March 31, 2006 from $4,877,726 for the same period in fiscal 2005. The higher costs are due to the increased volume of OEM systems work, as discussed above relative to the wood products industry, together with provision for additional contract-specific start-up and site backcharges on a fiscal 2005 WESP project. As a percentage of OEM systems revenue, the OEM systems cost decreased to 84.0% for the nine month period ended March 31, 2006 from 90.8% for the same period in fiscal 2005, as the provision in the same period in fiscal 2005 for contract-specific rework costs relating to performance issues was not repeated in the period ended March 31, 2006.

Aftermarket costs increased by $244,443 (15.6%) to $1,813,905 for the nine month period ended March 31, 2006 from $1,569,462 for the same period one year earlier. The higher costs recorded were due to the increased revenue volume discussed above. As a percentage of Aftermarket revenue, the Aftermarket costs decreased to 62.0% for the nine-month period ended March 31, 2006 from 65.9% for the same period in fiscal 2005. The decreased ratio of costs to revenue for the nine month period ended March 31, 2006 compared to the same period one year earlier was the result of favourable variances to the project budgets on close-out of evaporative cooling and semi-dry scrubber component orders in the fiscal period ended March 31, 2006.

Selling, general and administrative expenses increased $319,201 (20.1%) to $1,909,886 for the nine month period ended March 31, 2006 from $1,590,685 for the same period in fiscal 2005. The variance was the result of increases in sales expenses including additional personnel and travel expense and administration and finance expenses. As a percentage of total revenue, selling, general and administrative expenses were 14.5% for the nine month period ended March 31, 2006 and 20.5% for the same period a year earlier. Also included in total expenses was $31,250 of stock-based compensation expense for the nine-month period ended March 31, 2006, and $1,792 for the same period in fiscal 2005.

The income before tax increased $1,124,294 to $781,980 from the loss before taxes of $342,314 for the same period in fiscal 2005. Income tax expense of $425 was recorded in the nine month period ended March 31, 2006 compared to an income tax recovery of $18,787 in the same period one year ago.

An “other comprehensive income” of $68,085 was recorded for the nine months ended March 31, 2006, as compared to “other comprehensive income” of $139,396 for the same period in fiscal 2005. The change in “other comprehensive income” between the comparative quarters was the result of the fluctuation in the value of the Canadian dollar relative to the US dollar in the two fiscal periods, and the resulting changes in our balance sheet relative to Canadian dollar-denominated accounts.

Twelve Months Ended June 30, 2005 Compared with Twelve Months Ended June 30, 2004

OEM systems revenue increased by $5,612,577 (266%) to $7,720,195 for the twelve-month period ended June 30, 2005 from $2,107,618 for the same period in fiscal 2004. The increase is primarily the result of an increase in large system sales in the wood product industry, and in particular, those of WESP and wet scrubbers.

Aftermarket revenue increased by $760,443 (29%) to $3,375,382 for the twelve months ended June 30, 2005 from $2,614,939 for the same period one year earlier. Increased revenue for evaporative cooling components in fiscal 2005, primarily by customers in the mineral processing industry, has primarily resulted in this positive increment.

Cost of OEM systems increased by $5,186,677 (296%) to $6,937,617 for the twelve-month period ended June 30, 2005 from $1,750,940 for the same period in fiscal 2004. The higher costs are the result of the increased volume of OEM systems work, as discussed above. As a percentage of OEM systems revenue, the cost of OEM systems was 90% for the twelve-month period ended June 30, 2005 and 83% for the same period in fiscal 2004. The higher percentage to revenue for the OEM systems is the result of higher than anticipated costs on certain projects during the current year than in fiscal 2004.

Aftermarket costs increased by $661,553 (43%) to $2,184,763 for the twelve-month period ended June 30, 2005 from $1,523,210 for the same period one year earlier. The increased costs are the result of the increased sales volume discussed above. As a percentage of aftermarket revenue, the aftermarket costs were 65% versus 58% for the same period in fiscal 2004. The increased ratio of aftermarket costs to revenue was the result of increased component revenue in fiscal 2005, which typically has a higher ratio than replacement parts.

Selling, general and administrative expenses decreased $17,551 (1%) to $2,186,593 for the twelve-month period ended June 30, 2005 from $2,202,144 for the same period in fiscal 2004. Decreased selling, general and administrative expenses resulted from reduced sales travel expense. As a percentage of total revenue, selling, general and administrative expenses were 20% for the fiscal period ended June 30, 2005 and 47% for the same period a year earlier. This decrease in percent to revenue is the direct result of the increased volume of revenue for the current period. Also included in total expenses in the current year were stock-based compensation expense ($2,268 vs. $6,619 in fiscal 2004)[see note 13 to the Consolidated Financial Statements].

Loss before tax in fiscal 2005 decreased $571,825 to a loss before taxes of $245,898, from a loss before taxes of $817,723 for the same period in fiscal 2004. Income tax recovery for fiscal 2005 decreased $17,414, to a recovery of $18,702 from a recovery in 2004 of $36,116. The tax recovery relates to carry-back of the 2004 tax loss to 2001. The future benefit of US tax losses has not been recorded in the financial statements, as discussed in note 14 to the Consolidated Financial Statements. An “other comprehensive income” of $131,951 was recorded for the twelve-months ended June 30, 2005, as compared to “other comprehensive income” of $17,862 for the same period in fiscal 2004. The “other comprehensive income” in the current period was the result of the increase in the value of the Canadian dollar compared to the US dollar from June 30, 2004 to June 30, 2005, and the resulting changes in our balance sheet relative to Canadian dollar-denominated accounts.

Liquidity and Capital Resources

We have net cash provided by operating activities of $939,800 for the nine-month period ended March 31, 2006 as compared to net cash provided by operating activities of $1,517,033 for the same period in fiscal 2005. The net cash provided for the nine-month period ended March 31, 2006 is primarily the result of the operating income and increased unearned revenue and contract advances. The net cash provided in the prior nine-month period was the result of the operating loss more than offset by increased accounts payable, accrued charges and unearned revenue and contract advances.

On an overall basis, we had net cash provided of $1,058,679 for fiscal 2005 as compared to net cash applied of $964,147 during the same period in 2004. The fiscal 2005 net cash provided figure included cash provided by operating activities of $992,470. This increase in overall cash flow is the result of the reduced operating loss, the decrease in accounts receivable, increases in accounts payable and unearned revenue and contract advances, partially offset by increased deferred contract costs and unbilled revenue.

At March 31, 2006, we had working capital of $1,351,652, as compared to working capital as at June 30, 2005 of $370,644, an increase of $981,008. Our current ratio (current assets divided by current liabilities) was 1.28 and 1.13 as at March 31, 2006 and June 30, 2005, respectively.

Our contracts typically provide for progress payments based upon the achievement of performance milestones or the passage of time. Our contracts often provide for our customers to retain a portion of the contract price until the achievement of performance guarantees has been demonstrated. We endeavour to have its progress billings exceed its costs and estimated earnings on uncompleted contracts; however, it is possible that, at any point in time, costs and estimated earnings can exceed progress billings on uncompleted contracts, which would negatively impact cash flow and working capital. At March 31, 2006, “Billings in excess of costs and estimated earnings on uncompleted contracts” exceeded “Deferred contract costs and unbilled revenue” by $3,316,979, thereby positively impacting cash flow. At June 30, 2005, “Billings in excess of costs and estimated earnings on uncompleted contracts” exceeded “Deferred contract costs and unbilled revenue” by $673,138. The variances are the result of favourable terms of payment with our current contracts in progress.

Our backlog at March 31, 2006 was approximately $10.4 million, of which we believe approximately 27% will be shipped prior to the end of the current fiscal year, with the balance to be shipped in fiscal 2007.

At March 31, 2006, the cash balance was $2,358,967, which is an increase of $1,080,550 compared to June 30, 2005. We have no outside debt. Based upon the current cash position, initiatives to lower product costs, expected revenue for fiscal 2006 of at least $16.0 million based upon revenue after three fiscal quarters and orders in-house at March 31, 2006, anticipated new OEM orders and a steady stream of Aftermarket orders, we believe that projected cash generated from operations will be sufficient to meet its cash needs through March 31, 2007.

Quantitative and Qualitative Information About Market Risk

We do not engage in trading market risk sensitive instruments and do not purchase hedging instruments or “other than trading” instruments that are likely to expose us to market risks, whether interest rate, foreign currency exchange, commodity price or equity prices risk. We have not entered into forward or future contracts, purchased options and entered into swaps. We have no outstanding debt, which could subject it to the risk of interest rate fluctuations.

BUSINESS

Introduction

Our proprietary technology is designed to control a wide variety of air pollution control problems for industries including pulp and paper, wood products, metallurgical (non-ferrous and iron and steel), chemical and mineral processing (including cement), biomass dryers, industrial/medical and municipal solid waste (MSW) incineration, and power generation. We believe our products, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over conventional air pollution equipment.

Certain of our products and systems employ proprietary nozzles to atomize liquids passing through the nozzles, resulting in the liquid being converted into fine droplets. Controlling the liquid and gas pressures applied to the nozzle can modulate droplet sizes and liquid flow rates. We have sold the atomizing nozzles for many years.

The following table reflects the approximate percentages of our revenue derived from our principal customer categories during the fiscal years indicated:

	Year Ended June 30
	2005	2004
Industrial/Medical Waste Incineration	6%	8%
Solid Waste Incineration, including MSW	7%	20%
Chemical and Mineral Processing	6%	18%
Metallurgical Processing	16%	25%
Pulp and Paper	3%	22%
Wood Products	55%	2%
Biomass Dryers	—	2%
Other	7%	3%
	100%	100%

We are contractually responsible to our customers for all phases of the design, fabrication and, if included in the scope of our contract, field installation of our products and systems. Our successful completion of our contractual obligation is generally determined by a performance test that is conducted either by our customer or by a customer-selected independent testing agency.

We perform all process engineering, including but not limited to, the determination of the size, geometry and structural characteristics of the particular system needed for gaseous, mist or particulate removal, and performs the detailed design of, and develops specifications for, all applicable structural, electrical, mechanical and chemical components of such system. We, historically, have not manufactured or fabricated our own products or systems. Rather, we purchase components consisting of both off-the-shelf items and items, such as our atomizing nozzles, which are made to our design and specifications by third party manufacturers and fabricators, enters into subcontracts for field construction, which we supervise, and manage all technical, physical and commercial aspects of the performance of our contracts.

Products and Systems

We offer a range of products and systems, incorporating diverse technologies, to address the industrial processing, air pollution control and other environmental management needs of our customers. Many of such customers have historically purchased individual products or systems from us that, in many instances, operate in conjunction with products and systems supplied by others. We emphasize the marketing of custom engineered air pollution control systems that may provide combinations of our own products and systems as an integrated environmental management solution.

The following table reflects the approximate percentages of our revenue derived from our principal products and systems during the fiscal years indicated below:

	Year Ended June 30
	2005	2004
Evaporative Gas Cooling and Conditioning Systems	20%	39%
Wet Electrostatic Precipitator Systems (WESPs)	43%	13%
Wet Scrubber Systems	20%	23%
Semi-dry Scrubber Systems	9%	11%
Dust Suppression	2%	5%
Other Nozzle Systems	6%	9%
	100%	100%

Our products are utilized in many industries including pulp and paper, wood products, chemical and mineral processing (including cement), metallurgical (non-ferrous and iron and steel), biomass dryers, industrial and medical incineration, municipal solid waste (MSW) incineration, and power generation.

The principal products and systems offered by us are described below:

SoniCool® Evaporative Gas Cooling and Conditioning Systems

Through the use of our atomizing nozzles, SoniCool® Evaporative Gas Cooling and Conditioning Systems accurately control temperature and humidity of high-temperature gas streams, such as those emanating from cement kilns, non-ferrous smelters and steel mill Electric Arc Furnaces (EAF) or Basic Oxygen Furnaces (BOF). The result is gas temperatures that do not damage equipment and ductwork, smaller gas volumes, and improved efficiency of downstream air pollution control equipment.

We are an internationally known leader in gas cooling and conditioning with over 450 installations throughout the world.

SonicKleen™ Wet Electrostatic Precipitation Systems (WESP)

The SonicKleen™ WESP removes sub-micron particulate, heavy metals, dioxins and furans, mists, and fumes from process gas streams. Removal efficiencies can be achieved at much lower operating costs than with scrubbers. While there are many variations of electrostatic precipitators on the market, the SonicKleen™ design is recognized as a proven approach that exceeds requirements for meeting government removal targets while keeping operating and maintenance costs to a minimum.

Currently, the U.S. Environmental Protection Agency is tightening certain emission standards, thereby forcing a number of industries to adopt technologies, such as WESPs, in order to meet emissions targets that more traditional technologies, such as scrubbers, will not be able to meet effectively. Our WESP is capable of achieving these higher standards and efficiently capturing sub-micron particulates.

SonicKleen™ WESP systems have been sold for use in waste incinerators, a ceramic refractory, biomass dryers, OSB (oriented-strand board) facilities and industrial power boilers. Our WESP technology is used in industries such as wood products, waste incineration, metallurgical and chemical processing, and power generation industries.

TurboSOx SO2 Recovery Systems

Developed in conjunction with The Dow Chemical Company, the TurboSOx SO2 Recovery System is a process that recovers pure sulfur dioxide (SO2) (a major contributor to “acid rain”) as a usable by-product, thereby providing a return on investment from its reuse or sale. The patented process uses the TurboSOx Amine, a proprietary solvent developed and exclusively supplied to us by The Dow Chemical Company. TurboSOx provides a 25% saving over the capital costs of traditional mineral-based Flue Gas Desulfurization (FGD) systems. SO2 removal efficiencies of greater than 99% have been achieved in pilot tests at commercial plants of prospective customers, thereby demonstrating regulatory compliance capability.

Any company with a gaseous source of SO2 is a potential customer for the TurboSOx technology. We are currently working with several companies who have expressed an interest in the TurboSOx SO2 Recovery System, although no sales of such systems have been made as of June 30, 2006.

SonicBURN Waste Fuel Combustion

SonicBURN systems are used to introduce any fuel into combustion chambers for better combustion, resulting in higher production efficiencies. Employing our Turbotak atomizing nozzles made from stainless steels, ceramic, or other durable materials and a process developed by us, SonicBURN atomizes viscous, dirty, or waste fuels into fine droplets. The durability of the nozzles allows longer production runs, less maintenance, and reduced costs compared to other designs.

Over 25 of our nozzles and systems are in use for waste fuel combustion in hazardous waste incinerators and cement kilns.

Turbotak Wet, TurboVenturi and TurboSorb Semi-Dry Scrubbers

The Turbotak Wet Scrubber treats industrial process gas streams, removing sub-micron and larger particulate, acid gases, odors, fumes and vapors. By employing our proprietary atomizing nozzles, the scrubber is able to more effectively remove multiple contaminants than competing technologies, resulting in lower maintenance and operating costs.

The TurboVenturi Scrubber treats industrial process exhaust gas streams primarily for removal of particulate, as well as acid gases. The system operates by forcing the gas stream across a pressure drop in order to generate a fine stream of liquid droplets for very high efficiency particulate contacting. The TurboVenturi Scrubber has a relatively low capital cost due to its inherent simplicity.

The TurboSorb Semi-Dry Scrubber treats industrial process gas streams, removing acid gases such as sulfur dioxide (SO2) and hydrochloric acid (HCI) by spraying alkalis such as calcium, potassium and sodium-based slurries or solutions, the TurboSorb system can achieve higher removal efficiencies of SO2 and HCl than traditional “dry” scrubbers. Unlike “wet” systems, with the TurboSorb semi-dry scrubber all water is evaporated so there is no liquid waste stream generated.

We have installed over 150 of our scrubbers to solve a wide variety of air pollution control problems. Our equipment, designed to meet the most stringent regulations limiting gaseous and particulate emissions, has also been retrofitted into competing technologies to improve their performance.

Dry Fog® Dust Control and Suppression Systems

We are a leader in dust control with its Dry Fog® dust suppression systems which control virtually all types of respirable and larger airborne dust. Operating costs for the Dry Fog® dust control and suppression systems, which use our atomizing nozzles, are significantly lower than for ventilation type control systems, which consume as much as 20 times the energy. A Dry Fog® system can be installed for as little as 40% of the cost of a conventional bag filter type system.

We are an internationally known leader in dust control with over 400 systems throughout the world. Dry Fog® systems are used in industries such as cement, limestone, aggregates, metallurgical, mining, and materials handling.

Air Pollution Control System Upgrades

Using our atomizing nozzles and venturi scrubber technologies and years of experience in the air pollution control industry, we are able to retrofit existing air pollution control equipment to consistently improve performance. An equipment upgrade is significantly less expensive than purchasing new equipment, with lower maintenance requirements. We have upgraded hundreds of air pollution control systems.

Atomizing Nozzles and Spare Parts

Used in a wide variety of industrial applications, our Turbotak atomizing nozzles atomize liquids to extremely small droplets. The nozzles feature a two-phase design for superior control over droplet size and distribution. The combination of the small droplets, and the distribution pattern provide unique results that other nozzles do not have. Designs range from small, single-orifice nozzles to large, multi-orifice nozzles. This makes them ideal for evaporative gas cooling, spray drying, wet and semi-dry scrubbing, performance enhancement of air pollution control systems, as well as combustion and incineration. Our SoniCore® nozzle design has different aspects to the droplet size, spray pattern and very low flow rates that make it ideal for applications such as dust suppression and humidification.

With thousands of nozzles sold, the SoniCore® nozzles and the patented Turbotak Atomizing nozzles are at the heart of our air pollution control systems and are recognized by industry as superior.

We also provide replacement and spare parts for both our industrial gas processing and air pollution control systems. We believe that in view of the extreme conditions under which industrial process and air pollution control systems operate that there is an ongoing requirement for spare parts that should create additional demand for our products.

Contractual Liabilities

Our standard contractual terms with respect to the sale of our products and systems disclaim any liability for consequential or indirect losses or damages stemming from any failure of our products or systems or any component thereof. We customarily seek contractual indemnification from our subcontractors for any loss, damage or claim arising from the subcontractor's failure of performance, negligence or malfeasance. It is possible, however, that a customer's inability to comply with applicable pollution control laws or regulations stemming from the failure or non-performance of our products or systems may subject us to liability for any fines imposed upon such customer by governmental regulatory authorities or for damages asserted to have been incurred by any third party adversely affected thereby.

Marketing and Sales

Our marketing efforts are technical in nature and currently involve out senior management and technical professionals, supported by independent sales representatives. Our contractual arrangements with our 15 current independent sales representatives accord each a defined territory within which to sell some or all of our products and systems, provide for the payment of agreed-upon sales commissions and are terminable at will by either us or the representative upon relatively short prior notice. None of such representatives have authority to execute contracts on our behalf. A significant portion of our sales are made through the recommendation of engineering firms, which play a significant role in the specification and implementation of air pollution control solutions and in customers' selection of the vendors of air pollution control systems.

Our sales representatives assist us in consummating sales of our products and services, serve an ongoing liaison function between us and our customers during the sales process and address customers' questions or concerns arising thereafter. The sales representatives are selected by us based upon industry reputation, prior sales performance and the breadth of territorial coverage, among other criteria.

Technical inquiries received from potential customers are referred to our sales and engineering personnel who jointly prepare either a budget for the customers' future planning or a final bid. The period between initial customer contact and issuance of an order varies widely, but is generally between 6 and 24 months.

We seek to obtain repeat business from our customers, although we do not depend upon any single customer to maintain its level of activity from year to year; however, one or more different customers may be expected to account for greater than 10% of our net revenues in any consecutive twelve month period. Three customers accounted for 40%, 10% and 7%, respectively, of our net revenues during the nine months ended March 31, 2006. Three customers accounted for 37%, 7% and 6% respectively, of our net revenues during the fiscal year ended June 30, 2005. During the fiscal year ended June 30, 2004, three customers accounted for 9%, 8% and 7% respectively, of our net revenues.

Backlog

At March 31, 2006, the amount of our contract backlog was approximately $10.4 million compared to $8.7 million at March 31, 2005. Backlog represents work for which we have entered into a signed agreement or have received an order to proceed. Completion of 100% of our backlog is anticipated to occur prior to June 30, 2007.

Product Development

We have an ongoing program for the development and commercialization of new industrial processing and air pollution control products, systems and technologies, and the enhancement of existing products and systems. Expenditures for research and development activities, net of customer and government support, were $36,157, $39,049 and $64,803 for the nine months ended March 31, 2006 and the fiscal years ended June 30, 2005 and 2004, respectively.

Proprietary Protection

We rely on a combination of patents, trade and service marks, trade secrets and know-how to protect our proprietary technology and rights. We own or have licensed rights to over 30 international patents relating to a variety of air pollution control applications.

We have registered servicemarks or trademarks in the United States and certain foreign countries for several identifying names which we use with our products and systems including SoniCool®, SoniCore®, SonicKleen™ and Dry Fog®.

There can be no assurance that our patents will not be infringed upon, that we would have adequate remedies for any such infringement, or that our trade secrets will not otherwise become known to or independently developed by competitors. There can also be no assurance that any patents now or hereafter issued to, licensed by or applied for by us will be upheld, if challenged, or that the protections afforded thereby will not be circumvented by others. Litigation may be necessary to defend our proprietary rights, which would result in significant cost to us and a diversion of effort of its personnel.

Suppliers and Subcontractors

Like other companies in the air pollution control industry, we have historically relied on third parties to manufacture and fabricate our products and to supply parts and components for our systems in accordance with our specifications. In those instances in which our scope of work includes installation of equipment, we select and supervise subcontractors for this work. To date, we have not experienced difficulties either in obtaining fabricated components and other materials and parts used in any of our products and systems or in obtaining qualified subcontractors. Our vendor sources for various components, materials and parts used in our systems, including our atomizing nozzle and other components, include more than 100 firms. We do not depend on any one of the vendors to a material extent, and in any event we believe that alternative vendors would be available if needed. With respect to fabricators, we have satisfactory relationships with more than ten fabricators. Similarly, with respect to subcontractors for installation work, we have satisfactory relations with more than three firms. On the basis of the number of vendors, fabricators and subcontractors which we utilize and the availability of alternative sources, we do not believe that the loss of our relationship with any one firm would have a material adverse effect on our business.

Bonding and Insurance

While we generally have not been required to procure bid and performance bonds, such requirements are prevalent for projects partially or fully funded by federal, state or local governments. A bid bond guarantees that a bidder will execute a contract if it is awarded the job and a performance bond guarantees completion of the contract. Past coverage for these requirements has been provided using cash reserves and guarantees from a Canadian crown corporation.

We currently maintain different types of insurance, including directors and officers liability, general liability, property coverage, professional and product liability insurance with respect to the engineering and products we sell to our customers. A successful claim or claims in an amount in excess of our insurance coverage or for which there is no coverage could have a material adverse effect on our company.

Government Regulation

Stringent environmental laws have been enacted in the United States and other nations in response to public concern about the environment. We believe that the need to comply with these laws creates demand for our products. The Federal Clean Air Act, federal, state and local regulations which implement it and the enforcement of these laws and regulations largely determine the level of expenditures that customers will make to limit emissions from their facilities.

The market for our air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations which limit the release of pollutants into the atmosphere and impose substantial penalties for non-compliance. The Government can change environmental regulations at any time, which could have positive or negative effects upon our future revenues and prospects of profitability.

Competition

We face substantial competition in each of our principal markets from numerous competitors. We compete primarily on the basis of price as well as our engineering and technological expertise, and quality of our products, systems and service. Additionally, we believe that the successful performance of our installed products and systems is a key factor in dealing with our customers, which typically prefer to make significant purchases from a company with a solid performance history.

Virtually all contracts for our products and systems are obtained through competitive bidding. Although price is an important factor and may in some cases be the governing factor, it is not always determinative, and contracts may be awarded on the basis of the efficiency or reliability of products and the engineering and technical expertise of the bidder.

Employees

As of June 30, 2006, we employed 37 full time persons, including 6 engineers, 11 salespersons and 10 technical support persons. None of our employees is represented by a labor union. We believe that our relationship with our employees is satisfactory.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Positions and Offices
Edward F. Spink	52	Chairman of the Board of Directors and Chief Executive Officer
Egbert Q. van Everdingen	45	President, Secretary/Treasurer and Director
Richard H. Hurd	69	Director
Dr. Donald R. Spink, Sr.	83	Director
Julien Hradecky	48	Director
Glen O. Wright	57	Director
Andrew T. Meikle	42	Director
Robert A. Allan	64	Vice President Engineering
Ronald A. Berube	59	Vice President Marketing & Sales – Gas Conditioning and Nozzle Systems
Richard C. Gimpel	57	Vice President Marketing & Sales
David J. Hobson	57	Vice President Finance and Administration

Edward F. Spink served as President and a director of our company from August 27, 1997, the date upon which Turbotak Technologies and Sonic Environmental Systems were consolidated to form our company, until June 15, 1999. On June 15, 1999, Mr. Spink was elected Chairman of our Board of Directors and Chief Executive Officer. From 1995 to 1997, he was President and a director of Turbotak. Mr. Spink served as Vice President—Operations of Turbotak from 1989 to 1995. He joined Turbotak in 1982.

Egbert Q. van Everdingen has served as President, Secretary/Treasurer and as a director of our company since June 2006. Prior thereto and from August 1997, Mr. van Everdingen served as Vice President Marketing & Sales, Air Pollution Control Systems of our company. Prior thereto and from 1986, he served as project manager and in various product development, sales and marketing positions with Turbotak. From August 5, 2003 until June 2006, he was Executive Vice President, with responsibility for all sales, marketing, design and project engineering.

Richard H. Hurd served as our President from August 1993 to August 1997 and as our Treasurer from April 1994 to August 1997. He has been a director of our company since February 1993. Mr. Hurd has been President and sole owner of RHB Capital Company, Inc., a financial consulting company, since 1987. He also acts as a Special Assistant to the Treasurer of the State of New Jersey.

Dr. Donald R. Spink, Sr. served as Chairman of our Board of Directors from August 27, 1997 until June 15, 1999. He continues to serve as a director of our company and has agreed to provide us with technical advice. Prior thereto and from 1976 he was chairman of Turbotak.

Julien J. Hradecky has been a director of our company since December 2004. Mr. Hradecky, a Professional Engineer, has served since 1991 as Chief Executive Officer of R&J Engineering Corporation, a world leader in the manufacture of pharmaceutical hard gelatin capsule production machinery and related equipment. Since 1994, Mr. Hradecky has served as Secretary and as a director of Meikle Automation Inc., a major manufacturer of industrial automation systems. He is also the President of Epicenter Inc., a private investment company with a broad range of holdings.

Glen O. Wright has been a director of our company since December 2005. Mr. Wright founded Wright, Mogg and Associates Ltd., a pension and benefits consulting firm, served as its Chief Executive Officer from 1980 to 1986, and its Chairperson and Chief Executive Officer until 1996. It was sold in 2000 to Cowan Insurance Group and he continued as Chairman of the Cowan Insurance Group until October 2002. He served as the Chairman of the Workplace Safety and Insurance Board in Ontario from June 1996 to February 2004 and served as Chairman of Hydro One, the agency responsible for electric transmission in Ontario from June 2002 to May 2003. Since February 2004, he has been working on a number of consulting projects through GPark Consulting Ltd., of which he is President. He is currently a director of PrinterOn Corporation and LeanCor Logistics LLC, and was formerly a director for the Institute for Work and Health, Gore Mutual Insurance and the Canadian Broadcasting Corporation, a member of the Wilfrid Laurier University Foundation and a member of the Council for Canadian Unity.

Andrew T. Meikle has been a director of our Company since December 2005. Mr. Meikle, a member of the Professional Engineers of Ontario, is the founder of Meikle Automation, established in 1994, and has since then held the position of President and Chief Executive Officer. Meikle Automation, employs over 350 people in seven divisions across Canada, the US and Mexico with annual sales in excess of CAD 50 million.

Robert A. Allan has served as Vice President Engineering of our company since August 1997, and joined Turbotak as Manager of Engineering in 1990. Prior thereto and from 1979, he was a Manager of Engineering with Joy Technologies Canada, an air pollution control company. Prior to 1979 and from 1972, he was a technical advisor with Flakt Canada, specifically on pollution control processes. He also held various senior project management engineering positions in Quebec and Sweden with AB Svenska Flaktfabriken. He is a professional engineer and holds a Master's degree in Mechanical Engineering from the University of Waterloo.

Ronald A. Berube has served as Vice President Marketing & Sales, Gas Conditioning and Nozzle Systems of our Company since August 1997. Prior thereto and from 1993, he held the same position with Turbotak. Mr. Berube had an extensive background in marketing and sales prior to joining Turbotak. He holds a Bachelor of Science in Chemical Engineering from the University of Waterloo.

Richard C. Gimpel was appointed Vice President, Marketing and Sales of the Company in May 2006. Prior thereto and from 1999, he held the position of Sales Director for air pollution control systems in the US. Prior to joining the Company, he had held a number of senior management positions including Director – Industrial Sales with Crowder Construction. He holds degrees in Industrial Engineering and Criminal Justice.

David J. Hobson has served as Vice President Finance and Administration of our company since August 1997. Prior thereto and from 1996, he held the position of Controller with Turbotak. Mr. Hobson has over twenty years of finance and accounting, human resources management and project management experience in the capital equipment sector, most of it gained in the air pollution control field with a division of Joy Technologies Canada.

Edward Spink is the son of Dr. Donald Spink, Sr.

Summary Compensation

Set forth below is the aggregate compensation for services rendered in all capacities to our company during our fiscal years ended June 30, 2005, 2004 and 2003 by our chief executive officer and by executive officers receiving annual compensation exceeding $100,000 during our fiscal year ended June 30, 2005 (collectively the “Named Officers”).

		Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year Ended June 30	Salary	Bonus	Other Annual Compensation	Shares Underlying Number of Options and Warrants
Edward F. Spink Chief Executive Officer	2005	$139,994 (1)	— (1)	$ - (2)	—
	2004	$130,275 (1)	— (1)	$ 375 (2)(3)	12,500
	2003	$115,000 (1)	— (1)	$ 13,603 (2)(3)	12,500

Egbert Q. van Everdingen President (4)	2005	$119,995 (5)	— (5)	$ 50 (6)	—
	2004	$111,664 (5)	— (5)	$ 18,703 (6)	—
	2003	$ 29,784	—	$ 40,737 (6)	—

Ronald A. Berube Vice President – Nozzles Sales & Marketing	2005	$ 35,999	—	$ 82,103 (7)	—
	2004	$ 33,499	—	$ 66,693 (7)	—
	2003	$ 29,784	—	$ 57,055 (7)	—

(1)

Effective July 1, 2002, Mr. Spink's compensation was revised to CAD 175,000 (USD 139,994 in 2005, USD 130,275 in 2004, USD 115,000 in 2003) of salary, together with a $20,000 bonus to be based upon meeting the earnings before tax target in our business plan. For the fiscal years ended June 30, 2003, 2004 and 2005, Mr. Spink was not entitled to any bonus payment due to the performance of our company over that period.

(2)

Effective July 1, 1999, Mr. Spink's compensation was revised to include a sales commission on Scrubber System sales rather than the previous discretionary bonus.

(3)

Represents commission on orders received prior to fiscal 2003.

(4)

Mr. Van Everdingen served as Executive Vice President for each of the three years ended June 30, 2005. He became President in June 2006.

(5)

Effective July 1, 2003, Mr. Van Everdingen's compensation was revised to CAD 150,000 (USD 119,995 in 2005, USD 111,664 in 2004) of salary, together with a $10,000 bonus to be based upon meeting the earnings before tax target in our business plan. For the fiscal years ended June 30, 2004 and 2005, Mr. Van Everdingen was not entitled to any bonus payment due to the performance of our company over that period.

(6)

Represents commission on orders received prior to fiscal 2004.

(7)

Represents commission on orders received

Option Grants in Fiscal 2005

	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price	Expiration Date
Edward F. Spink	—	—	—	—
Egbert Q. van Everdingen	—	—	—	—
Ronald A. Berube	—	—	—	—

Aggregate Option and Warrant Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Number of Shares Acquired On Exercise	Value Received	Number of Securities Underlying Unexercised Options or Warrants at Fiscal Year End (1)		Value of Unexercised In-The-Money Options or Warrants at Fiscal Year End (1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward F. Spink	0	$0.00	112,500	—	$21,969.00	$0.00
Egbert Q. van Everdingen	0	$0.00	37,500	—	$ 9,000.00	$0.00
Ronald A. Berube	0	$0.00	37,500	—	$ 9,000.00	$0.00

(1)

The per share exercise price of each of the unexercised options or warrants exceed $0.25, the fair market value of our common stock on June 30, 2004.

(2)

The number of options and the share prices reflect the July 2005 5-for-4 stock split.

Compensation of Directors

During the fiscal year ended June 30, 2005, our directors were each paid $500 for each board meeting attended. Our directors are periodically granted stock options, typically on a yearly basis. Non-employee directors receive reimbursement of out-of-pocket expenses incurred for each board meeting or committee meeting attended.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 30, 2006, the number of shares of our common stock beneficially owned by each person who, to our knowledge, is the holder of 5% or more of our common stock, by each of our directors, nominees and Named Officers and by all of our executive officers and directors as a group.

Name and Address of Beneficial Owner or Identity or Group	Number of Shares Beneficially Owned (1)	Approximate Percentage of Class
Dr. Donald R. Spink, Sr. *	3,015,790 (2) (3) (5)	18.8%
Edward F. Spink *	561,048 (2) (9)	3.5%
Richard H. Hurd **	228,673 (8) (11)	1.4%
Julien J. Hradecky *	204,423 (4) (12)	1.3%
Glen O. Wright *	20,000 (4)	0.1%
Andrew T. Meikle*	20,000 (4)	0.1%
Egbert Q. van Everdingen *	372,141 (2) (7) (13)	2.3%
Ronald A. Berube*	193,581 (2) (6)	1.2%
Bard Associates, Inc. ****	1,200,625 (14)	7.5%
Heartland Advisors, Inc.***	1,250,000 (15)	7.8%
Sprott Asset Management, Inc.++	1,000,000 (16)	6.2%
Dynamis Energy Fund, LP+++	1,260,000 (17)	7.8%
Dynamis Energy Fund, Ltd.+++	240,000 (18)	1.5%
Patrick J. Forde (19)	396,257	2.5%
All Executive Officers and Directors as a group (10 persons)	4,874,400 (2) – (13)	30.3%

*

c/o TurboSonic Technologies, Inc. 550 Parkside Drive, Suite A-14, Waterloo, Ontario, N2L 5V4, Canada

**

c/o TurboSonic Technologies, Inc. 239 New Road, Building B, Suite 205, Parsippany, NJ 07054

***

Heartland Advisors, Inc., 789 North Water St., Milwaukee, WI 53202

****

Bard Associates, Inc., 135 South LaSalle St., Suite 2320, Chicago, IL 60603

++

Sprott Asset Management, Inc., Suite 2700, South Tower, Royal Bank Plaza, PO Box 27, Toronto, ON M5J 2J1, Canada

+++

Dynamis Advisors, 310 4th St., Suite 101, Charlottesville, VA 22902

(1)

Unless otherwise indicated, all persons named below have sole voting and investment power over listed shares.

(2)

Includes shares of TurboSonic Canada Inc., a wholly owned subsidiary of our company, which by their terms are convertible at any time into a like number of shares of Common Stock of our company (“TurboSonic Canada Shares”).

(3)

Includes 2,548,609 TurboSonic Canada Shares owned by Canadian numbered corporation, over which shares Dr. Spink exercises voting control.

(4)

Includes 20,000 shares issuable upon exercise of vested options.

(5)

Includes 32,500 shares issuable upon exercise of vested options.

(6)

Includes 50,000 shares issuable upon exercise of vested options

(7)

Includes 56,250 shares issuable upon exercise of vested options.

(8)

Includes 76,250 shares issuable upon exercise of vested options.

(9)

Includes 135,000 shares issuable upon exercise of vested options.

(10)

Includes 86,333 shares owned by an executive officer's spouse, as to which the executive officer disclaims any beneficial ownership.

(11)

Includes 1,494 shares owned by Mr. Hurd's spouse, as to which Mr. Hurd disclaims any beneficial ownership.

(12)

Includes 13,280 shares owned by Mr. Hradecky's spouse, as to which Mr. Hradecky disclaims any beneficial ownership

(13)

Includes 12,500 shares owned by Mr. van Everdingen's spouse, as to which Mr. van Everdingen disclaims any beneficial ownership.

(14)

Pursuant to a Schedule 13-G filed on February 9, 2006, Bard Associates, Inc. has the sole power to direct the disposition of 1,200,625 shares and the sole power to direct the vote of 103,750 shares.

(15)

Pursuant to a Schedule 13-G filed on February 3, 2006, Heartland Advisors, Inc. and William J. Nasgovitz have shared power to direct the disposition of, and the vote of, 1,250,000 shares.

(16)

Pursuant to a Schedule 13-G filed on April 10, 2006, Sprott Asset Management, Inc. has the sole power to direct the disposition of 1,000,000 shares and the sole power to direct the vote of 1,000,000 shares.

(17)

Includes 420,000 shares issuable upon exercise of warrants.

(18)

Includes 80,000 shares issuable upon exercise of warrants.

(19)

Mr. Forde retired from our company as of June 30, 2006.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 1,795,000 shares of our common stock, including 795,000 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

The selling stockholders acquired our common stock and/or warrants in one or more of the following transactions:

•

Pursuant to the terms of an Investment Banking Agreement, dated June 24, 2005, we issued warrants to purchase 125,000 shares of our common stock to CapStone Investments.

•

We issued in the aggregate 1,000,000 shares of our common stock and three-year warrants to purchase 500,000 shares of our common stock to Dynamis Energy Fund, LP and Dynamis Energy, Ltd. in a private placement that was completed on April 21, 2006.

•

We issued a two-year warrant to purchase 60,000 shares of our common stock to CapStone Investments for services rendered as placement agent in the private placement that was completed on April 21, 2006.

•

We issued a two-year warrant to purchase 110,000 shares of our common stock to Bristol Investor Relations, a division of Bristol Capital Ltd., solely for introducing us to the Dynamis Energy Funds.

We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

Name of Selling Stockholder	Number of Shares Beneficially Owned	Common Stock Offered by Selling Stockholder	Shares Beneficially Owned After Offering
			Number	Percent
Dynamis Energy Fund, LP (1)	1,428,173	1,260,000 (4)	168,173	*
Dynamis Energy Fund, Ltd. (1)	278,327	240,000 (5)	38,327	*
CapStone Investments (2)	185,000	185,000 (6)	—	—
Bristol Investor Relations, a division of Bristol Capital, Ltd. (3)	110,000	110,000 (6)	—	—

*

Less than 1%.

(1)

Frederic S. Bocock, Alexander H. Bocock, John H. Bocock, members of such entity's general partner, have the shared power to direct the vote and disposition of such shares.

(2)

We entered into an Investment Banking Agreement with CapStone Investments on June 24, 2005. CapStone Investments served as the placement agent for a private placement, which we completed on April 21, 2006.  Steven P. Capozza, president of CapStone, has the sole power to direct the vote and disposition of such shares.

(3)

Bristol Investor Relations, a division of Bristol Capital, Ltd., introduced the Dynamis Energy Funds to us. Mrs. Yelena Akselrod, beneficial owner of Bristol, has the sole power to direct the vote and disposition of such shares.

(4)

Includes warrants to purchase 420,000 shares of our common stock.

(5)

Includes warrants to purchase 80,000 of our common stock.

(6)

Reflects warrants to purchase shares of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

•

the name of each such selling stockholder and of the participating broker-dealer(s);

•

the number of shares involved;

•

the price at which such shares were sold;

•

the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•

that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•

other facts material to the transaction.

We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $968,500 if all of the warrants that relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

DESCRIPTION OF OUR SECURITIES

Common Stock

We are currently authorized to issue up to 30,000,000 shares of our common stock, $0.10 par value. As of June 30, 2006, 14,538,178 shares of our common stock were issued and outstanding, and held of record by approximately 430 persons. We estimate that there are in excess of 1,200 beneficial owners of our common stock.

Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

for any breach of the director's duty of loyalty to us or our stockholders;

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

•

for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of TurboSonic Technologies, Inc. included in this prospectus and in the registration statement have been audited by Mintz & Partners LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TurboSonic Technologies, Inc. included in this prospectus and in the registration statement have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Shareholders of
TurboSonic Technologies, Inc.

We have audited the accompanying consolidated balance sheet of TurboSonic Technologies, Inc. and Subsidiaries as of June 30, 2005 and the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of TurboSonic Technologies, Inc. as of June 30, 2004 and for the year then ended, were audited by other auditors whose report dated August 27, 2004, included an explanatory paragraph that the financial statements were prepared assuming that TurboSonic will continue as a going concern. This related to losses incurred by the Company over the past three years, which had significantly reduced cash reserves and depleted shareholders' equity, and was discussed in Note 2 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TurboSonic Technologies, Inc. and Subsidiaries as of June 30, 2005, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that TurboSonic Technologies, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred losses over the past four years, which have significantly reduced cash reserves and depleted shareholders' equity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Toronto, Canada, August 26, 2005.	/s/ Mintz & Partners LLP Mintz & Partners LLP Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Shareholders of
TurboSonic Technologies, Inc.

We have audited the accompanying consolidated balance sheet of TurboSonic Technologies, Inc. and Subsidiaries as of June 30, 2004 and the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TurboSonic Technologies, Inc. and Subsidiaries as of June 30, 2004, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that TurboSonic Technologies, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred losses over the past three years, which have significantly reduced cash reserves and depleted shareholders' equity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Kitchener, Canada, August 27, 2004	/s/ Ernst & Young LLP Ernst & Young LLP Chartered Accountants

CONSOLIDATED BALANCE SHEETS

(see note 2 – Going Concern)

As at June 30		[expressed in United States dollars]
		2005 $	2004 $
ASSETS
Current
Cash and cash equivalents		1,278,417	219,738
Accounts receivable [note 5]		1,142,953	1,249,721
Retentions receivable		134,565	71,347
Inventories [note 6]		79,579	52,514
Deferred contract costs and unbilled revenue [note 7]		460,739	38,233
Other current assets		69,860	66,808
Total current assets		3,166,113	1,698,361
Property and equipment, less accumulated amortization [note 8]		101,703	111,230
Goodwill [note 9]		398,897	398,897
Other assets		22,041	21,827
		522,641	531,954
Total assets		3,688,754	2,230,315
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable		1,326,385	528,928
Accrued charges [note 10]		328,467	359,675
Obligations under capital leases, current portion [note 11]		6,740	8,873
Unearned revenue and contract advances [note 7]		1,133,877	340,308
Total current liabilities		2,795,469	1,237,784
Obligations under capital leases, long-term portion [note 11]		4,350	10,605
		2,799,819	1,248,389
Commitments and contingencies [note 12]
Shareholders' equity [note 13]
Share capital
Authorized
30,000,000	common shares, par value $0.10 per share
1,500	preferred shares, no par value
Issued
7,982,290	common shares [2004 – 6,385,859]
5,151,706	common shares reserved for the conversion of the subsidiary's Class B exchangeable shares [2004 – 4,121,365]	2,349,818	2,349,818

Additional paid-in capital		2,024,909	2,022,655
		4,374,727	4,372,473
Accumulated other comprehensive income		258,467	126,516
Accumulated deficit		(3,744,259)	(3,517,063)
Total shareholders' equity		888,935	981,926
Total liabilities and shareholders' equity		3,688,754	2,230,315

See accompanying notes

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(see note 2 – Going Concern)

Years ended June 30	[expressed in United States dollars]
	2005 $	2004 $
CONTRACT REVENUE AND SALES
OEM systems revenue	7,720,195	2,107,618
Aftermarket revenue	3,375,382	2,614,939
	11,095,577	4,722,557
CONTRACT COSTS AND COST OF SALES
OEM systems contract costs and costs of sales	6,937,617	1,750,940
Aftermarket contract costs and cost of sales	2,184,763	1,523,210
	9,122,380	3,274,150
Gross margin	1,973,197	1,448,407
EXPENSES
Selling, general and administrative	2,186,593	2,202,144
Research and development [note 15]	39,049	64,803
Stock-based compensation expense [note 13]	2,268	6,619
	2,227,910	2,273,566

(Loss) from operations	(254,713)	(825,159)
Interest income	10,244	10,518
Interest (expense)	(1,429)	(3,082)
(Loss) before provision for (recovery of) income taxes	(245,898)	(817,723)
Provision for (recovery of) income taxes [note 14]	(18,702)	(36,116)
Net (loss)	(227,196)	(781,607)
Other comprehensive income:
Foreign currency translation adjustment	131,951	17,862
Comprehensive (loss)	(95,245)	(763,745)
Basic (loss) per share [note 16]	($0.02)	($0.06)
Basic weighted average number of shares [note 16]	13,134,030	13,134,046

See accompanying notes

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(see note 2 – Going Concern)

Years ended June 30				[expressed in United States dollars]
			Additional paid-in capital $	Accumulated deficit $	Accumulated other comprehensive income (loss) $	Total shareholders' equity $
	Exchangeable and common shares
	Shares #	Amount $
Balance – June 30, 2003	10,507,250	2,349,821	2,016,046	(2,735,456)	108,654	1,739,065
Net (loss)	—	—	—	(781,607)	—	(781,607)
Stock-based compensation [note 13]	—	—	6,619	—	—	6,619
Translation adjustment	—	—	—	—	17,862	17,862
Purchase of small-lot shares [note 13]	(26)	(3)	(10)	—	—	(13)
Balance – June 30, 2004	10,507,224	2,349,818	2,022,655	(3,517,063)	126,516	981,926
Net (loss)	—	—	—	(227,196)	—	(227,196)
Stock-based compensation [note 13]	—	—	2,268	—	—	2,268
Translation adjustment	—	—	—	—	131,951	131,951
Purchase of small-lot shares [note 13]	(27)	—	(14)	—	—	(14)
Stock Split [note 13]	2,626,799	—	—	—	—	—
Balance – June 30, 2005	13,133,996	2,349,818	2,024,909	(3,744,259)	258,467	888,935

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS

(see note 2 – Going Concern)

Years ended June 30	[expressed in United States dollars]
	2005 $	2004 $
OPERATING ACTIVITIES
Net (loss)	(227,196)	(781,607)
Add charges to operations not requiring a current cash payment:
Stock-based compensation expense [note 13]	2,268	6,619
Depreciation and amortization [note 8]	65,303	62,910
	(159,625)	(712,078)
Net change in non-cash assets and liabilities related to operations [note 17]	1,152,095	(190,040)
Cash (applied to) provided by operating activities	992,470	(902,118)
INVESTING ACTIVITIES
Purchase of property and equipment	(47,305)	(64,295)
Cash (applied to) investing activities	(47,305)	(64,295)
FINANCING ACTIVITIES
(Repayment) of obligations under capital leases	(9,956)	(12,392)
Cash (applied to) financing activities	(9,956)	(12,392)
Effect of exchange rate changes on cash	123,470	14,658
Net cash provided (applied) during year	1,058,679	(964,147)
Cash and cash equivalents, beginning of year	219,738	1,183,885
Cash and cash equivalents, end of year	1,278,417	219,738
Supplemental cash flow information:
Interest paid	1,429	3,082
Income taxes paid	947	3,150

See accompanying notes

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.

ORGANIZATION AND BUSINESS DESCRIPTION

TurboSonic Technologies, Inc. and its subsidiaries [collectively the “Company”], designs and markets integrated pollution control and industrial gas cooling/conditioning systems including liquid atomization technology and dust suppression systems to ameliorate or abate industrial environmental problems.

2.

GOING CONCERN UNCERTAINTY

These consolidated financial statements have been prepared on a going concern basis, which presumes that assets will be realized and liabilities discharged in the normal course of business over the foreseeable future. The Company has incurred significant losses during the current fiscal year and the past three most recently completed fiscal years, which have reduced the Company's cash reserves and reduced stockholders' equity. These conditions raise substantial doubt about the Company's ability to continue in the normal course of business as a going concern. The Company's ability to continue in the normal course of business is dependent on achieving a profitable level of operations and support from the Company's suppliers and shareholders.

In order to reverse this trend, the Company had taken initiatives to lower operating expenses and to generate new OEM system and Aftermarket orders. As the result of marketing and sales plans instituted in fiscal 2004, the Company received new OEM systems orders valued in excess of $11.8 million in fiscal 2005, resulting in OEM expected revenue for fiscal 2006 of $7.5 million and $2.1 million for fiscal 2007. Additionally, the Company is also pursuing a line of credit on the basis of current and future projects. TurboSonic currently has no outside debt. The Company has not yet addressed the prospects of shareholder loans or equity financing. Based upon the current cash position, expected revenue for fiscal 2006 of at least $8.2 million based upon orders in-house at June 30, 2005, a steady stream of Aftermarket orders and depending upon profitable execution of projects and successful management of costs, the Company expects to have sufficient operating cash for fiscal 2006.

These consolidated financial statements do not include any of the adjustments to the amounts or classification of assets and liabilities that may be required should the Company be unable to continue its business in the normal course of business.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and are applied within the framework of the significant accounting policies summarized below:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated on consolidation.

Inventories

Raw materials are valued at the lower of cost, on a first-in, first-out basis, and replacement cost.

Finished goods are valued at the lower of cost, on a first-in, first-out basis, and net realizable value. Net realizable value is defined as selling price less estimated selling costs.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES cont'd

Goodwill

Under Statement of Financial Accounting Standard [“SFAS”] No. 142, goodwill is no longer amortized but is subject to an annual impairment review [or more frequently if deemed appropriate]. Since the adoption of SFAS No. 142 as at July 1, 2001, the Company has completed the transitional impairment test as at July 1, 2001 and annual impairment tests as at April 1, 2002, 2003, 2004 and 2005, to identify if there is any impairment to the goodwill using a fair value methodology by reporting unit [note 9].

Property and equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	2 – 5 years
Other equipment	5 – 10 years
Leasehold improvements	lease term [5 – 6 years]

Revenues and long-term contracts

The Company derives revenue from long-term contracts which require performance [i.e., design, construction and performance testing] over a time span which may extend one or more accounting periods. For long-term contracts, two methods of recognition are employed by the Company – the percentage of completion method for virtually all of such projects being undertaken, and the completed contract method for contracts with significant uncertainty, such as the use of new technology. For contracts of shorter duration, revenue is recorded when products are shipped, services are performed or billings are rendered, which approximates actual performance.

The percentage-of-completion is determined by best available engineering estimates. Engineering progress is measured upon completion progress relative to the overall project design. Material progress is determined by the degree of completeness or progress of the components individually and as a whole of the project. When included in the scope of the work, installation work completeness is based upon work completed relative to the overall scope. Monthly revenue recognition reflects the degree of completeness based upon review of project drawings, project schedule, progress of actual fabrication and installation, and further validated by visual observation by the project manager, quality inspectors, and the construction advisor, if applicable.

When the current estimated costs to complete indicate a loss, such losses are recognized immediately for accounting purposes.

Contract revenues recorded under the percentage-of-completion method in excess of amounts billed are classified as deferred contract costs and unbilled revenue. Amounts billed in excess of revenue earned and work-in-process balances are classified as unearned revenue and contract advances.

Contract change orders are routinely negotiated with the customer prior to any work proceeding on the requested scope revision. Upon approval by both parties, contract price and costs are adjusted to reflect the revised scope and price.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES cont'd

Contract claims against the customer are recorded as revenue only upon award or settlement. The amounts recorded, if material, are disclosed in the notes to the consolidated financial statements. Costs attributable to claims are treated as costs of contract performance, as incurred.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with a maturity of three months or less when purchased, to be cash equivalents.

Allowance for doubtful accounts

An allowance for doubtful accounts, if any, is established on a case-by-case basis after careful review of the outstanding receivable amounts and the probability of collection within a reasonable period of time. Losses due to non-payment of accounts receivable have been negligible over the past number of years, due in part to the high quality of the customer base.

Government grants

Government grants are recorded when qualifying expenditures are incurred or the specific terms of grant contracts are fulfilled. Grants received in advance of the incurrence of qualifying expenditures are recorded as deferred grant revenue.

Grants received to finance specific expenses are included in the consolidated statement of loss as a reduction of these expenses. Grants received to finance capital expenditures are applied to reduce the cost of the related capital assets.

Investment tax credits

Investment tax credits are accrued when qualifying expenditures are made and there is reasonable assurance that the credits will be realized. Investment tax credits earned with respect to current expenditures for qualified research and development activities are included in the statement of operations as a reduction of expenses. Tax credits earned with respect to capital expenditures are applied to reduce the cost of the related capital assets.

Research and development expenditures

Research and development costs [other than capital expenditures] are expensed as incurred. Expenditures are reduced by any related investment tax credits and government grants.

Income taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes [“SFAS 109”]. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance against the deferred tax assets is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES cont'd

Advertising costs

All costs associated with advertising and promoting products are expensed as incurred. Advertising and promotion expense was $48,933 in 2005 [$39,539 in 2004].

Stock-based compensation

Financial Accounting Standards Board [“FASB”] SFAS No. 123, Accounting for Stock-Based Compensation, provides an alternative to APB Opinion No. 25. The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. For companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee, director and adviser stock options under the fair value method of that statement. The fair value of options granted in fiscal 2004 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.0%, dividend yield of 0.0%, volatility factor of the expected market price of the Company's common stock of 1.045, and a weighted-average expected life of the options of 5.0 years. The average fair value of options granted in fiscal 2004 was $0.28.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information is as follows:

	2005 $	2004 $
Net (loss)	(227,196)	(781,607)
Stock-based compensation expense under APB No. 25	2,268	6,619
Stock-based compensation expense under SFAS No. 123	(4,250)	(48,000)
Pro forma (loss)	(229,178)	(822,988)
Pro forma income per share:
Basic	$ (0.02)	$ (0.06)
Diluted	$ (0.02)	$ (0.06)

Warranty

The Company carries a reserve based upon historical warranty claims experience. Additionally, warranty accruals are established on the basis of anticipated future expenditures as specific warranty obligations are identified, and are expensed directly to cost of sales. Expenditures exceeding such accruals are expensed direct to cost of sales.

Loss per share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. In computing the loss per share, the TurboSonic Canada Inc. Class B exchangeable shares, disclosed in note 13, are considered outstanding common shares of TurboSonic Technologies, Inc. Diluted loss per share reflects the per share amount under the treasury stock method that would have resulted if dilutive potential common stock had been converted to common stock, as prescribed by SFAS 128, Earnings Per Share.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES cont'd

Foreign currency translation

The Company maintains its accounts in United States dollars and in Canadian dollars for Canadian-based subsidiaries, their functional currency. The consolidated financial statements have been translated into United States dollars in accordance with SFAS No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported separately as a component of comprehensive income.

Use of estimates

The preparation of the consolidated financial statements, in accordance with United States generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the period. Actual results could differ from those estimates.

Impact of recently issued accounting standards

Share Based Payments

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). The Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Statement also establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. The Statement is effective for the Company beginning the January 2006 quarter of fiscal 2006, and is required to be adopted using a “modified prospective” method. Under the modified prospective method, the Statement applies to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for the unvested portion of awards as of the effective date is required to be recognized as the awards vest after the effective date. For existing awards, the Company does not expect the requirements of this Statement will have a significant impact on its results of operations or financial position as all awards are currently vested. The Company expects that this new pronouncement will have a material impact on our results of operation for future employee stock options granted.

Inventory Pricing

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (SFAS No. 151), which amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing”. The Statement requires that the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage) be recognized as current-period charges. In addition, the Statement requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The Statement is effective for the Company for inventory costs incurred beginning July 1, 2005. The Company does not expect the requirements of this Statement will have any impact on its results of operations or financial position.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES cont'd

Exchange of Nonmonetary Assets

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29” (SFAS No. 153), which addresses the measurement of exchanges of nonmonetary assets. The Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchange of nonmonetary assets that do not have commercial substance. It also specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement is effective for the Company beginning July 1, 2005. The Company does not expect the requirements of the Statement will have a significant impact on its results of operations or financial position.

4.

FINANCIAL INSTRUMENTS

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, retentions receivable, accounts payable, accrued charges and obligations under capital leases approximate fair value based on the short-term maturity of these instruments.

Credit risk

Trade accounts receivable potentially subject the Company to credit risk. Sales are made to end users of all sizes located primarily in North America. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

As at June 30, 2005, the Company had three customers that comprised 50% of the total trade receivable balance and had three customers that comprised 58% of the total trade receivable balance at June 30, 2004.

The Company's cash balances are maintained in one United States chartered bank, which is an AA rated financial institution. The Company's cash balances for the Canadian-based subsidiaries are maintained in three Canadian chartered banks, which are AA rated financial institutions.

5.

ACCOUNTS RECEIVABLE

	2005 $	2004 $
Trade accounts receivable	1,142,953	1,249,721
Allowance for doubtful accounts	—	—
	1,142,953	1,249,721

Bad debt recovery was $14,945 in 2004 and nil in 2005.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.

INVENTORIES

	2005 $	2004 $
Finished goods	95,468	64,370
Reserve for obsolescence	(15,889)	(11,856)
	79,579	52,514

7.

COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

	2005 $	2004 $
Costs incurred on uncompleted contracts	9,490,859	2,548,297
Estimated Earnings	1,067,972	359,735
	10,558,831	2,908,032
Less Billings to date	(11,231,969)	(3,210,107)
	(673,138)	(302,075)

Included in the accompanying balance sheets under the following captions:

	2005 $	2004 $
Deferred contract costs and unbilled revenue	460,739	38,233
Unearned revenue and contract advances	(1,133,877)	(340,308)
	(673,138)	(302,075)

As the result of the financial difficulties experienced by one of the Company's subcontractors that became known subsequent to June 30, 2001, the estimated completion costs for a project were revised upward by $177,000 in the fiscal 2001 consolidated financial statements. In the second quarter of the year ended June 30, 2002, the estimated completion costs were increased by a further $140,000 to a total of $317,000. Substantially all of the estimated completion costs were incurred by June 30, 2002, and no further increases were deemed necessary. Recovery, in whole or part, of these increased costs may be possible through the liquidation of the assets of the subcontractor, although, due to the uncertainty, no recovery has been recorded. The liquidation process was not complete at June 30, 2005.

8.

PROPERTY AND EQUIPMENT

2005	Cost $	Accumulated Depreciation $	Net Book Value $
Office equipment	660,455	606,532	53,923
Other equipment	446,041	414,253	31,788
Leasehold improvements	57,561	41,569	15,992
	1,164,057	1,062,354	101,703

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.

PROPERTY AND EQUIPMENT cont'd

2004	Cost $	Accumulated Depreciation $	Net Book Value $
Office equipment	588,514	542,895	45,619
Other equipment	429,953	383,285	46,668
Leasehold improvements	52,160	33,217	18,943
	1,070,627	959,397	111,230

Total depreciation and amortization incurred by the Company during fiscal 2005 was $65,303 [2004 - $62,910].

The total depreciation, included in the above amounts, for assets under capital leases during fiscal 2005 was $10,515 [2004 – $6,504].

The purchase of certain property and equipment was made through the use of capital leases. Property and equipment under capital leases, grouped as office equipment, at June 30 are as follows:

2005	Cost $	Accumulated Depreciation $	Net Book Value $
	135,722	127,260	8,462
2004	Cost $	Accumulated Depreciation $	Net Book Value $
	124,692	107,257	17,435

9.

GOODWILL

The changes in the carrying amount of goodwill are as follows:

	OEM Systems $	Aftermarket $	Total $
Balance as of June 30, 2003	—	398,897	398,897
Impairment loss recognized in operating income	—	—	—
Balance as of June 30, 2004	—	398,897	398,897
Impairment loss recognized in operating income	—	—	—
Balance as of June 30, 2005	—	398,897	398,897

The Company completed its goodwill impairment testing as at April 1, 2005, as required by SFAS No. 142. Prior to fiscal 2004, the Company had two reportable business segments - nozzle systems and scrubber systems. During fiscal 2005, the Company realigned its business activities and commenced reporting on two business segments – OEM systems and Aftermarket. The previous scrubber systems segment is closely aligned with the OEM systems segment and the previous nozzle systems segment is closely aligned with the Aftermarket segment. Due to deferred demand for the period ended June 30, 2003 in the capital good markets relative to the status of environmental regulatory changes, the scrubber systems business segment experienced depressed revenue levels and losses from operations. These conditions created uncertainty regarding the forecasted future cash flows required to support the goodwill associated with the scrubber business segment under the rules of SFAS No. 142. Accordingly, the Company had concluded that the $398,897 of goodwill associated with this business segment should be expensed in the period ended June 30, 2003. The Company has concluded that there has not been impairment associated with the Aftermarket segment to the period ended June 30, 2005.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.

WARRANTY

As part of the normal sale of scrubber and nozzle systems, the Company has provided its customers with product warranties. The warranties generally extend for twelve months from the date of start-up or eighteen months after shipment to the customer. The following summarizes the accrual of product warranties that is recorded as part of accrued charges in the accompanying consolidated balance sheet as at June 30th:

	2005 $	2004 $
Balance, beginning of year	60,442	68,623
Payments made	(28,804)	(48,989)
Provisions made	51,680	40,808
Balance, end of year	83,318	60,442

11.

OBLIGATIONS UNDER CAPITAL LEASES

The Company has entered into certain capital leases for computer hardware and software, with interest rates at approximately 10%.

The following is a schedule of the future minimum lease payments:

$
2006	8,284
2007	3,452
2008	—
Total minimum lease payments	11,736
Less amount representing interest	646
11,090
Less current portion	6,740
4,350

12.

COMMITMENTS AND CONTINGENCIES

[a]

Operating leases

The Company has entered into operating leases, expiring through 2009, for office equipment and premises. Total minimum annual payments under these leases for the years after June 30, 2005 are as follows:

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.

COMMITMENTS AND CONTINGENCIES cont'd

$
2006	54,943
2007	50,455
2008	49,264
2009	8,373
2010	388
163,423

Rental expense for office equipment and premises was $100,716 in 2005 [$116,231 in 2004].

[b]

Contingencies

General

The Company's standard contractual terms with respect to the sale of its products and systems disclaim any liability for consequential or indirect losses or damages stemming from any failure of the Company's products or systems or any component thereof. The Company customarily seeks contractual indemnification from its subcontractors for any loss, damage or claim arising from the subcontractor's failure of performance, negligence or malfeasance. It is possible, however, that a customer's inability to comply with applicable pollution control laws, or regulations stemming from the failure or non-performance of the Company's products or systems, may subject the Company to liability for any fines imposed upon such customer by governmental regulatory authorities, or for damages asserted to have been incurred by any third party adversely affected thereby.

13.

SHAREHOLDERS' EQUITY

Common shares

The Company announced on July 6, 2005 that it had declared a 5-for-4 stock split of its shares of common stock. Each shareholder, as of the record date of July 15, 2005 was to receive one (1) share for each four (4) shares of TurboSonic Common Stock held. The payment date was July 22, 2005. In accordance with Staff Accounting Bulletin Topic 4.C, the change has been given retroactive effect in the June 30, 2005 balance sheet. The change in shares outstanding is shown as a transaction occurring just prior to the end of the latest period presented.

The Company has total authorized share capital of 30,000,000 shares. In connection with the consolidation of the Company with Turbotak Technologies Inc., on August 27, 1997, the shareholders of Turbotak Technologies Inc. exchanged their shares for the Class B exchangeable shares of a wholly owned subsidiary of the Company. These shares are exchangeable, at any time, at the election of the holders of such shares, into an equivalent number of common shares of the Company. The Class B exchangeable shares have voting rights through a trustee. During 2004, 412,500 Class B exchangeable shares were exchanged for common shares of the Company, leaving 5,151,706 Class B exchangeable shares outstanding as of June 30, 2005 [after the July 2005 5-for-4-split].

In fiscal 2004, the board of directors approved the re-purchase of small-lot shares when the Company is approached by shareholders to purchase such shares. A total of 33 shares [26 shares before the stock split] were re-purchased at an average cost of $0.40 per share during fiscal 2004 and 34 [27 shares before the stock split] in fiscal 2005 at an average price of $0.40 per share [$0.50 per share before the stock split].

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.

SHAREHOLDERS' EQUITY cont'd

Stock-based compensation cont'd

At the end of fiscal 2005, a total of 7,982,290 common shares of the Company and 5,151,706 Class B exchangeable shares of the subsidiary were outstanding [after the July 2005 5-for-4-split].

Stock-based compensation

The Company instituted the 2000 stock plan [the “2000 Plan”] with the express purpose of encouraging key employees of the Company, as well as other individuals who render services to the Company, by providing opportunities to participate in the ownership of the Company. The Plan provides for the grant of options, awards of capital stock in the Company and opportunities to make direct purchases of capital stock in the Company. Collectively, these are referred to as stock rights.

A stock plan [the “2003 Plan”] was approved at a shareholders vote at the Company's annual meeting held December 10, 2002. The 2003 Plan is essentially on the same basis as the 2000 Plan [collectively the “Plans”].

The Plans are administered by the Board of Directors or a committee established by the Board of Directors. The Board [or committee] shall determine to whom such stock rights may be granted, determine at which times the stock rights shall be granted and determine the time or times when each option shall become exercisable and the duration of the exercise period. The exercise price per each stock option granted under the Plans shall be not less than the fair market value per share of common stock on the date of such grant.

The stocks, subject to stock rights, shall be authorized but unissued shares of common stock of the Company or shares of common stock reacquired by the Company in any manner. The aggregate number of shares that may be issued, pursuant to the Plans, is 937,500 [after the July 2005 5-for-4 stock split] under the 2000 Plan and 625,000 under the 2003 Plan, subject to certain adjustments.

As a result of Board actions and Plan amendments in the 2000 and 2001 fiscal years, certain options which were issued in the prior years are accounted for as “variable plan options” in accordance with FIN 28, Accounting for Stock Appreciation Rights, and other variable stock option or award plans. In 2005, an expense of $2,268 [2004 - $6,619] was recorded in connection with these options.

The Company accounts for all other option grants in accordance with APB Opinion No. 25, Accounting for Stock Issues to Employees.

In July and December 2001, eight Company directors and advisers were granted options to purchase 12,500 common shares each at an exercise price of $0.64. The options expire five years from the grant date, and vest on October 15, 2004.

In June 2002, eight Company directors and advisers were each granted options to purchase 12,500 common shares each at an exercise price of $0.36. The options expire five years from the grant date, and vest on June 30, 2005.

In December 2003, eight Company directors and advisers were each granted options to purchase 12,500 common shares at an exercise price of $0.28. These options vested immediately at grant, and expire in five years. Further, each committee member will receive options for 6,250 shares and the chairperson will receive options for an additional 6,250 shares as compensation for the time devoted to the Company business.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.

SHAREHOLDERS' EQUITY cont'd

Stock-based compensation cont'd

A summary of the option activity since June 30, 2003 is shown below:

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price $	Number of shares available for future issuance excluding options already outstanding
Balance, June 30, 2003	927,813	0.3693	625,625
Granted during the year	150,000	0.2800	(150,000)
Forfeited during the year	(100,000)	0.4162	100,000
Balance, June 30, 2004	977,813	0.3508	575,625
Forfeited during the year	(118,750)	0.3537	118,750
Balance, June 30, 2005	859,063	0.3504	694,375

The weighted average characteristics of options outstanding at June 30, 2005 are as follows:

Options outstanding				Options exercisable
Exercise price $	Weighted average exercise price $	Weighted average remaining contractual life [years]	Number outstanding #	Number exercisable #	Weighted average exercise price $
0.2800	0.2800	3.5	112,500	112,500	0.2800
0.3200	0.3200	1.2	559,063	559,063	0.3200
0.3600	0.3600	2.0	62,500	62,500	0.3600
0.4500	0.4500	1.3	62,500	62,500	0.4500
0.6400	0.6400	1.3	62,500	62,500	0.6400
	0.3504		859,063	859,063	0.3504

Warrants

The Company has in the past granted detachable warrants for 500,000 common shares to debt holders as an inducement to advance funds to the Company. In accordance with APB 14, a portion of the proceeds of the debt securities issued with detachable stock purchase warrants, which is allocated as the fair-value of the warrants, has been accounted for as paid-in capital. The related discount on the debt securities was amortized over the remaining period to the original maturity dates.

As an inducement to extend the maturity dates of the loans, the Company modified the exercise price of the detachable stock purchase warrants as follows: for three years after the initial date of the respective loan at a price of $0.40 per share, for a period of two years following the initial three year period at a price of $0.60 per share, and for an additional period of one year at a price of $0.80 per share.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.

SHAREHOLDERS' EQUITY cont'd

Stock-based compensation cont'd

Additionally, warrants to acquire another 500,000 common shares were granted in aggregate to the lenders, at a price of $0.45 per share, commencing on the first day of the extension of their loan for a period of two years. The expiry of both sets of warrants is now stated to be the earlier of the specified expiry date, or ninety days after the date that the common shares in the Company stock have closed at a trading price above $1.20 for 30 consecutive trading days. The new warrants and the modification of existing warrants were recorded at fair value as debt modification costs [$75,240] in October 2000 and were amortized using the interest method over the new term of the debt.

The second set of warrants expired during fiscal 2004, and the first set expired during fiscal 2005.

14.

INCOME TAXES

Details of the (recovery of) provision for income taxes are as follows:

	2005 $	2004 $
Current: - U.S.	406	3,150
- Canada	(19,108)	(39,266)
Total current taxes	(18,702)	(36,116)
Deferred: - U.S.	—	—
- Canada	—	—
Total deferred taxes	—	—
Income tax provision (recovery)	(18,702)	(36,116)

Components of the current tax provision are as follows:

	2005 $	2004 $
(Recovery of) income tax based on basic U.S. tax rates	(34,001)	(171,534)
(Recovery of) income taxes based on basic Canadian federal income tax rates	(37,193)	(78,616)
(Recovery of) income taxes based on basic Canadian provincial income tax rates	(16,287)	(39,152)
Non-deductible goodwill impairment loss	—	—
Benefit of deductible temporary differences and tax losses not recognized during the year	68,779	253,186
Other	—	—
	(18,702)	(36,116)

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.

INCOME TAXES cont'd

The following is a summary of the statutory income tax rates used:

	2005%	2004%
U.S.	34.0	34.0
Canadian federal	25.1	25.1
Canadian provincial	11.0	12.5

(Loss) before provision for income taxes:

	2005 $	2004 $
U.S.	(100,004)	(504,511)
Canadian	(145,894)	(313,212)
Income before provision for income taxes	(245,898)	(817,723)

Income taxes paid are as follows:

	2005 $	2004 $
Canadian federal	541	—
Canadian provincial	—	—
U.S. federal	—	—
U.S. state	406	3,150
	947	3,150

Income tax refunds received are as follows:

	2005 $	2004 $
Canadian federal	19,649	6,426
Canadian provincial	—	13,655
U.S. federal	—	—
	19,649	20,081

The Company has unutilized operating losses in the United States of approximately $2,525,000 available for carry forward to reduce income taxes otherwise payable in future years. This amount includes purchased loss carry forwards of approximately $1,000,000. Access to purchased unutilized operating losses is restricted to $83,168 per year until 2012. If the amount is not used during the year, it is available for utilization in future years. A total of $406,891 relating to prior year purchased operating losses was available to apply against current year income. Other unutilized operating losses available for carry forward total approximately $1,535,000 and expire in 2012. During the current year, losses in the amount of $0 [$0 in 2004] were utilized.

In Canada, the Company has unutilized operating losses of approximately $324,000 federally and $321,000 in Ontario. During the year, losses in the amount of $0 [$62,603 federal and $65,087 Ontario in 2004] were utilized.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.

INCOME TAXES cont'd

Deferred tax liabilities and assets are comprised of the following as at June 30:

	2005 $	2004 $
Book over (under) tax depreciation	17,452	10,796
Benefit of unrecorded investment tax credits	—	—
Reserves not currently deductible	30,095	18,205
Net operating loss carryforward	973,999	872,049
Total deferred tax assets	1,021,546	901,050
Valuation allowance for deferred tax assets	(1,021,546)	(901,050)
Net deferred tax asset (liabilities)	—	—

15.

RESEARCH AND DEVELOPMENT EXPENSES

	2005 $	2004 $
Expenses incurred	56,583	64,803
Tax recovery	(17,534)	—
	39,049	64,803

16.

LOSS PER SHARE

The following table sets forth the computation of loss per share. The effect of dilutive securities is included only when dilutive.

	2005 $	2004 $
Numerator
Net (loss)	(227,196)	(781,607)
Denominator
Denominator for loss per share - weighted average shares outstanding	13,134,030	13,134,046
Denominator for diluted earnings per share - adjusted weighted average shares and assumed conversions	13,134,030	13,134,046
(Loss) per share	$(0.02)	$(0.06)

For 2005 and 2004, all warrants and options were anti-dilutive and therefore excluded from this calculation.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.

SUPPLEMENTARY INFORMATION ON CASH FLOWS

	2005 $	2004 $
Changes in non-cash working capital balances related to operations:
Decrease (increase) in accounts receivable	204,729	(628,465)
(Increase) decrease in retentions receivable	(56,036)	78,095
(Increase) decrease in inventories	(23,899)	4,932
(Increase) decrease in deferred contract costs and unbilled revenue	(414,008)	26,661
Decrease (increase) in other current assets	2,032	(19,096)
Decrease in other assets	32	364
Increase in accounts payable	742,589	231,893
(Decrease) increase in accrued charges	(55,996)	18,843
Increase in unearned revenue and contract advances	752,652	116,188
(Decrease) in income taxes payable	—	(19,455)
	1,152,095	(190,040)

18.

SEGMENTED INFORMATION

The Company offers a range of products and systems, incorporating diverse technologies, to address the industrial process, air pollution control and other environmental management needs of its customers. During fiscal 2004, the Company realigned its business activities on the basis of long-term contracts and components/spare parts. Internal reporting to support decision-making regarding the allocation of resources and evaluation of activities was realigned to be consistent with the alignment of the business. As such the Company has commenced reporting to shareholders on the two business segments into which management now classifies the business – OEM systems and Aftermarket. The comparative segment information has been reclassified to be consistent with this presentation.

There are no inter-segment sales, transfers or profit or loss.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Contract revenue and sales are broken down geographically as follows:

	2005 $	2004 $
United States	4,340,000	2,219,600
Canada	4,785,100	1,138,100
Asia	445,100	538,400
Europe	333,800	500,600
South America	890,300	278,600
Other	301,277	47,257
	11,095,577	4,722,557

The long-lived assets of the two business segments are primarily located in Canada, except for the wet electrostatic precipitator and certain nozzle technologies. For the year ended June 30, 2005, three customers represented 50% of total revenues [in fiscal 2004, three customers represented 24% of total revenues].

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Industry segments

2005	OEM Systems $	Aftermarket $	Other $	Total $
Contract revenue and sales
OEM systems	7,720,195	—	—	7,720,195
Aftermarket	—	3,375,382	—	3,375,382
Total contract revenue and sales	7,720,195	3,375,382	—	11,095,577
(Loss) income from operations	(565,092)	310,379	—	(254,713)
Interest income	7,128	3,116	—	10,244
Interest expense	(994)	(435)	—	(1,429)
(Loss) income before provision
for income taxes	(558,959)	313,061	—	(245,898)
(Recovery) of income taxes	(13,013)	(5,689)	—	(18,702)
Net (loss) income	(545,946)	318,750	—	(227,196)

Depreciation and amortization	32,652	32,651	—	65,303
Capital expenditures	23,653	23,652	—	47,305
Segment assets	1,620,868	789,469	1,278,417*	3,688,754
Property and equipment	50,852	50,851	—	101,703
Goodwill	—	398,897	—	398,897

* Cash and cash equivalents are not allocated between business segments.

2004	OEM Systems $	Aftermarket $	Other $	Total $
Contract revenue and sales
OEM systems	2,107,618	—	—	2,107,618
Aftermarket	—	2,614,939	—	2,614,939
Total contract revenue and sales	2,107,618	2,614,939	—	4,722,557
(Loss) income from operations	(1,040,149)	214,990	—	(825,159)
Interest income	4,694	5,824	—	10,518
Interest expense	(1,375)	(1,707)	—	(3,082)
(Loss) income before provision
for income taxes	(1,036,830)	219,107	—	(817,723)
(Recovery) of income taxes	(16,118)	(19,998)	—	(36,116)
Net (loss) income	(1,020,712)	239,105	—	(781,607)

Depreciation and amortization	31,455	31,455	—	62,910
Capital expenditures	32,148	32,147	—	64,295
Segment assets	1,041,765	968,812	219,738*	2,230,315
Property and equipment	55,615	55,615	—	111,230
Goodwill	—	398,897	—	398,897

* Cash and cash equivalents are not allocated between business segments.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.

COMPARATIVE FIGURES

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the current year consolidated financial statements.

CONSOLIDATED CONDENSED STATEMENT OF INCOME (LOSS)
AND COMPREHENSIVE INCOME (LOSS)

United States dollars (unaudited)

	For the Nine Months Ended March 31, 2006 $	For the Nine Months Ended March 31, 2005 $
OEM systems revenue	10,257,219	5,371,863
Aftermarket revenue	2,925,669	2,382,730
Total revenue	13,182,888	7,754,593
OEM systems costs	8,611,466	4,877,726
Aftermarket costs	1,813,905	1,569,462
Total cost of goods sold	10,425,371	6,447,188
Gross profit	2,757,517	1,307,405
Selling, general and administrative expenses	1,909,886	1,590,685
Stock-based compensation expense	31,250	1,792
Depreciation and amortization	56,592	60,471
Total expenses	1,997,728	1,652,948
Income (loss) from operations	759,789	(345,543)
Interest income net	22,191	3,229
Income (loss) before taxes	781,980	(342,314)
(Recovery) provision for income taxes, net of US and Canadian tax losses carried forward	425	(18,787)
Net income (loss)	781,555	(323,527)
Other comprehensive income:
Foreign currency translation	68,085	139,396
Comprehensive income (loss)	849,640	(184,131)
Weighted average number of shares	13,267,406	13,134,030
Diluted weighted average number of shares [note 8]	13,804,589	13,134,030
Basic EPS	0.06	(0.02)
Diluted EPS	0.06	(0.02)

CONSOLIDATED CONDENSED BALANCE SHEET

United States dollars

		March 31, 2006 (unaudited) $	June 30, 2005 (audited) $
ASSETS
Current assets:
Cash		2,358,967	1,278,417
Contracts and accounts receivable, net of allowance for doubtful accounts of nil and nil		2,939,185	1,142,953
Retentions receivable		204,210	134,565
Deferred contract costs and unbilled revenue [note 4]		522,673	460,739
Inventories		102,372	79,579
Other current assets		122,827	69,860
Total current assets		6,250,234	3,166,113
Capital assets, at cost, net of accumulated depreciation		116,129	101,703
Goodwill [note 6]		398,897	398,897
Other assets		13,898	22,041
Total assets		6,779,158	3,688,754
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		534,330	1,326,385
Accrued expenses		515,465	328,467
Billings in excess of costs and estimated earnings on uncompleted contracts [note 4]		3,839,652	1,133,877
Income taxes payable		3,043	--
Obligations under capital leases, current portion		6,092	6,740
Total current liabilities		4,898,582	2,795,469
Obligations under capital leases, long-term portion		--	4,350
		4,898,582	2,799,819
Stockholders' equity
Authorized share capital
30,000,000	common shares, par value $0.10 per share
1,500	preferred shares, no par value
Issued share capital
10,888,924	common shares [7,982,290 at June 30, 2005]	2,375,617	2,349,818
2,573,004	common shares reserved for the conversion of the subsidiary's Class B exchangeable shares
Additional paid – in capital [notes 5 and 7]		2,141,111	2,024,909
		4,516,728	4,374,727
Accumulated other comprehensive income		326,552	258,467
Accumulated deficit		(2,962,704)	(3,744,259)
Total stockholders' equity		1,880,576	888,935
Total liabilities and stockholders' equity		6,779,158	3,688,754

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

United States dollars (unaudited)

	For the Nine Months Ended March 31, 2006 $	For the Nine Months Ended March 31, 2005 $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	781,555	(323,527)
Add charge to operations not requiring a current cash payment:
Stock-based compensation expense	31,250	1,792
Depreciation and amortization	56,592	60,471
	869,397	(261,264)
CHANGES IN NON-CASH BALANCES RELATED TO OPERATIONS
(Increase) in contracts & accounts receivable:	(1,739,343)	(202,958)
(Increase) in retentions receivable	(62,915)	(16,326)
(Increase) in inventories	(18,848)	(13,023)
(Increase) in deferred contract costs and unbilled revenue	(39,683)	(101,339)
(Increase) in other current assets	(49,848)	(49,076)
Decrease in other assets	8,290	575
(Decrease) increase in accounts payable and accrued expenses	(681,271)	1,176,802
Increase in unearned revenue and contract advances	2,650,984	983,642
Increase in income taxes payable	3,037	--
	70,403	1,778,297
Net cash provided by operating activities	939,800	1,517,033
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of capital assets	(66,249)	(12,432)
Net cash (applied to) investing activities	(66,249)	(12,432)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares	110,750	--
(Repayment) of capital leases	(5,533)	(5,910)
Net cash provided by (applied to) financing activities	105,217	(5,910)
Effect of exchange rate change on cash	101,782	159,367
Net cash provided during the period	1,080,550	1,658,058
Cash – beginning of period	1,278,417	219,738
Cash – end of period	2,358,967	1,877,796

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1:

General

The Company, directly and through subsidiaries, designs and markets integrated air pollution control and industrial gas cooling/conditioning systems including liquid atomization technology and dust suppression systems to ameliorate or abate industrial environmental problems.

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006. These consolidated financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2005.

Note 2:

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). The Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Statement also establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. The Statement is effective for the Company beginning the July 2006 quarter of fiscal 2007, and is required to be adopted using a “modified prospective” method. Under the modified prospective method, the Statement applies to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for the unvested portion of awards as of the effective date is required to be recognized as the awards vest after the effective date. For existing awards, the Company does not expect the requirements of this Statement will have a significant impact on its results of operations or financial position as all awards are currently vested. The Company expects that this new pronouncement will have a material impact on its results of operation for future employee stock options granted.

Currently, the Company accounts for option grants in accordance with APB Opinion No. 25, Accounting for Stock Issues to Employees and SFAS No. 123 Accounting for Stock-Based Compensation. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee, director and adviser stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

	For the Nine Months Ended March 31, 2006 $	For the Nine Months Ended March 31, 2005 $
Net income (loss)	781,555	(323,527)
Stock-based compensation expense under APB No. 25	--	1,792
Stock-based compensation expense under SFAS No. 123	(127,260)	(2,652)
Pro forma income (loss)	654,295	(324,387)
Pro forma income per share:
Basic	0.05	(0.03)
Diluted	0.05	(0.03)

Note 3:

Warranty

In accordance with FIN 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others”, the Company is required to make the following disclosure regarding product warranties.

As part of the normal sale of OEM systems, the Company has provided its customers with product warranties. The warranties generally extend for twelve months from the date of start-up or eighteen months after shipment to the customer. The following summarizes the accrual of product warranties that is recorded as part of other accrued charges in the accompanying consolidated balance sheets:

	For the Nine Months Ended March 31, 2006 $	For the Nine Months Ended March 31, 2005 $
Opening balance	83,318	60,442
Payments made during the period	(19,424)	(4,856)
Transfers made during the period*	--	(18,986)
Warranty provision made during the period	22,163	13,029
Closing balance	86,057	49,629

*  The transfer noted above was a re-allocation to the reserve for doubtful accounts.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 4:

Costs and Estimated Earnings on Uncompleted Contracts

	March 31, 2006 $	June 30, 2005 $
Costs incurred on uncompleted contracts	16,248,487	9,490,859
Estimated earnings	1,635,498	1,067,972
	17,883,985	10,558,831
Billings to date	(21,200,964)	(11,231,969)
	(3,316,979)	(673,138)
Included in accompanying balance sheets under the following captions:
Deferred contract costs and unbilled revenues	522,673	460,739
Billings in excess of costs and estimated earnings on completed contracts	(3,839,652)	(1,133,877)
	(3,316,979)	(673,138)

Note 5:

Warrants

In July 2005, the Company issued 125,000 warrants to purchase the Company's common stock at a price of $0.584 to Capstone Investments as part of the investment banking agreement signed by the two parties. The warrants will expire in July 2008. Based upon the Black-Scholes calculation, stock-based compensation expense was recorded in the first quarter for $31,250.

Note 6:

Goodwill

The Company had adopted SFAS No. 142 effective July 1, 2001, under which goodwill is no longer amortized but is subject to an annual impairment review (or more frequently if deemed appropriate). The Company completed the goodwill impairment test as at April 1, 2005 for the Aftermarket business segment, as required by SFAS No. 142. We have concluded that there has not been an impairment of goodwill associated with the Aftermarket segment for the year ended June 30, 2005. The next impairment test will be conducted April 1, 2006.

Note 7:

Share Capital

The Company announced on July 6, 2005 that it had declared a 5-for-4 stock split of its shares of common stock. Each shareholder, as of the record date of July 15, 2005 was to receive one (1) additional share for each four (4) shares of TurboSonic Common Stock held. The payment date was July 22, 2005. In accordance with Staff Accounting Bulletin Topic 4.C, the change has been given retroactive effect in the June 30, 2005 balance sheet. The change in shares outstanding is shown as a transaction occurring just prior to the end of the latest period presented.

During fiscal 2005, there were no stock options exercised by employees, directors or advisers. During the first, second and third quarters of fiscal 2006, 75,000, 50,000 and 203,125 stock options, respectively, were exercised.

At the October 31, 2005 board meeting, 100,000 stock options were awarded to the current directors from the 2003 Stock Plan and 40,000 stock options were reserved for new directors. These stock options were subsequently awarded to new directors at the November 21st and December 8th board meetings. Additionally, 178,000 stock options were awarded to current employees from the 2000 Stock Plan. These options have an exercise price of $0.75 [Black-Scholes fair value $0.42], which was the market value at the close of business on October 28, 2005, will vest immediately and are exercisable for five years from the date of grant. With this grant, there remain 372,500 options in the 2003 Stock Plan and 3,875 options in the 2000 Stock Plan available for future issuance.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 8:

Earnings Per Share

Basic earnings per share is calculated based on the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated based on the weighted average shares of common stock outstanding, plus the dilutive effect of stock options and warrants outstanding, calculated using the treasury stock method. For the three and nine-month periods ended March 31, 2005, all warrants and stock options have been excluded from the denominator for the EPS calculation, as these instruments would be anti-dilutive.

Note 9:

Segment Information

During fiscal 2004, the Company realigned its business activities on the basis of long-term contracts and components/spare parts. Internal reporting to support decision-making regarding the allocation of resources and evaluation of activities was realigned to be consistent with the alignment of the business. As such the Company commenced reporting to shareholders on the two business segments into which management now classifies the business – OEM systems and Aftermarket. The comparative segment information has been reclassified to be consistent with this presentation.

	For the Nine Months Ended March 31, 2006 $	For the Nine Months Ended March 31, 2005 $
Income (loss) before provision for income taxes:
OEM systems	467,117	(497,947)
Aftermarket	314,863	155,633
Total	781,980	(342,314)

Note 10:

Contingent Liability

On October 6, 2005 a statement of claim was filed against the Company in the Ontario Superior Court of Justice (Canada) by Abuma Manufacturing Limited, a vendor of the Company, in which they claim additional charges for work performed and refute the Company's claim for back charges on a specific project. The claim is for CAD 95,647 in respect of unpaid accounts, CAD 50,000 for aggravated, punitive and/or exemplary damages, interest on the past due accounts and costs of the action. It is the Company's position that the claims are without merit and the Company has filed a statement of defense and counter-claim. No further action by either party has taken place.

TURBOSONIC TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 11:

Subsequent Events

On April 21, 2006, the Company privately sold an aggregate of 1,000,000 shares of common stock at a price of $1.15 per share, representing approximately 6.9% of its issued and outstanding common stock after giving effect to this sale, together with three-year warrants to acquire up to an aggregate of 500,000 shares of its common stock at an initial exercise price of $1.40 per share, subject to adjustment, for an aggregate of $1,150,000. The purchasers were two institutional investors, each an “accredited investor” as such term is defined in Rule 501, promulgated under the Securities Act of 1933, as amended. As part of the transaction, two firms were compensated for their involvement. The placement agent was paid $69,000 and issued 60,000 two-year warrants at the sale price of $1.15 and a finder was issued 110,000 two-year warrants at the same price.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

Article Fifteenth of the Certificate of Incorporation, as amended, of the registrant (the “Certificate of Incorporation”) provides that registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended (“DGCL”), indemnify all persons whom it may indemnify pursuant thereto. Article Fifteenth of the Certificate of Incorporation also provides that no director shall be liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the registrant's directors to the registrant or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.

Item 25.

Other Expenses of Issuance and Distribution

The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$ 216
Legal Fees and Expenses	25,000*
Accounting Fees and Expenses	15,000
Printing Expenses	1,000
Miscellaneous Expenses	1,784*
Total	$ 43,000*

*

Estimated

Item 26.

Recent Sales of Unregistered Securities

Since July 1, 2003, the registrant has issued the following securities that were not registered under the Securities Act of 1933 (the “Securities Act”):

(1)

Stock Option Grants

(a)

In December 2003, the registrant issued five-year options to purchase 150,000 shares of its common stock at an exercise price of $0.28 per share to eight of its directors.

(b)

In October 2005, the registrant issued five-year options to purchase 140,000 shares of its common stock at an exercise price of $0.75 per share to seven of its directors.

(c)

In October 2005, the registrant issued five-year options to purchase 178,000 shares of its common stock at an exercise price of $0.75 per share to 33 of its employees, five of whom were executive officers.

(d)

In October 2005, the registrant issued five-year options to purchase 140,000 shares of its common stock at an exercise price of $0.75 per share to seven of its directors.

The granting of such stock options to the registrant's employees and directors was not registered under the Securities Act because the stock options either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act, in reliance on the fact that the stock options were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

(2)

Pursuant to the terms of an Investment Banking Agreement, dated June 24, 2005, the Registrant issued to CapStone Investments three-year warrants to purchase 125,000 shares of common stock at an exercise price of $0.584 per share. The securities were not registered under the Securities Act because such securities were offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

(3)

On April 21, 2006, the registrant sold an aggregate of 1,000,000 shares of common stock together with three-year warrants to acquire up to an aggregate of 500,000 shares of common stock at an initial exercise price of $1.40 per share, subject to adjustment, for an aggregate of $1,150,000. The purchasers were two institutional investors, each an "accredited investor" as such term is defined in Rule 501, promulgated under the Securities Act. The registrant paid $69,000 and issued a two-year warrant to acquire up to 60,000 shares of our common stock at an initial exercise price of $1.15 per share, subject to adjustment, to CapStone Investments for its services in effectuating this placement. We also issued a two-year warrant to acquire up to 110,000 shares of our common stock at an initial exercise price of $1.15 per share, subject to adjustment, to Bristol Capital Ltd. solely for introducing us to CapStone Investments. The securities were not registered under the Securities Act because such securities were offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder.

Item 27.

Exhibits

The following is a list of Exhibits filed herewith as part of the registration statement:

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation of the Registrant (1)
3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant (2)
3.3	Certificate of Correction of Certificate of Amendment of the Registrant (3)
3.4

Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and other Special Rights and the Qualifications, Limitations, Restrictions, and other distinguishing characteristics of Special Voting Preferred Stock (2).

3.5	By-laws, as amended, of the Registrant (2)

Exhibit Number	Exhibit Description
4.1	Form of certificate evidencing share of common stock (2)
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP *
10.1	2000 Stock Plan (4)
10.2	2003 Stock Plan (5)
21.1	Subsidiaries of the Company
23.1	Consent of Ernst & Young LLP
23.2	Consent of Mintz & Partners LLP
23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1) *

* To be filed by amendment to this registration statement

(1)

Filed on April 9, 1993, as an exhibit to the Company's Registration Statement on Form S-1 (File Number 33-60856) and incorporated herein by reference.

(2)

Filed on November 18, 1997 as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996 and incorporated herein by reference.

(3)

Filed on September 30, 2002 as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and incorporated herein by reference.

(4)

Filed on March 19, 2001 as an exhibit to the Company's Registration Statement on Form S-8 (File Number 333-57248) and incorporated herein by reference.

(5)

Filed on November 12, 2002 as an exhibit to the Company's proxy statement for the 2002 annual meeting, and incorporated herein by reference.

Item 28.

Undertakings

The undersigned registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Waterloo, Ontario, Canada, on the 3rd day of August, 2006.

TURBOSONIC TECHNOLOGIES, INC.

By:	/s/ Edward F. Spink
Edward F. Spink
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward F. Spink and David J. Hobson, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Edward F. Spink Edward F. Spink	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Acting Principal Financial Officer)	August 3, 2006

/s/ Egbert Q. van Everdingen Egbert Q. van Everdingen	President, Secretary, Treasurer and Director	August 3, 2006

/s/ David J. Hobson David J. Hobson	Vice President Finance and Administration (Acting Principal Accounting Officer)	August 3, 2006

_______________ Richard H. Hurd	Director

/s/ Dr. Donald R. Spink, Sr. Dr. Donald R. Spink, Sr.	Director	August 3, 2006

/s/ Julien J. Hradecky Julien J. Hradecky	Director	August 3, 2006

/s/ Glen O. Wright Glen O. Wright	Director	August 3, 2006

/s/ Andrew T. Meikle Andrew T. Meikle	Director	August 3, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation of the Registrant (1)
3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant (2)
3.3	Certificate of Correction of Certificate of Amendment of the Registrant (3)
3.4

Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and other Special Rights and the Qualifications, Limitations, Restrictions, and other distinguishing characteristics of Special Voting Preferred Stock (2).

3.5	By-laws, as amended, of the Registrant (2)
4.1	Form of certificate evidencing share of common stock (2)
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP *
10.1	2000 Stock Plan (4)
10.2	2003 Stock Plan (5)
21.1	Subsidiaries of the Company
23.1	Consent of Ernst & Young LLP
23.2	Consent of Mintz & Partners LLP
23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1) *

* To be filed by amendment to this registration statement

(1)

Filed on April 9, 1993, as an exhibit to the Company's Registration Statement on Form S-1 (File Number 33-60856) and incorporated herein by reference.

(2)

Filed on November 18, 1997 as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996 and incorporated herein by reference.

(3)

Filed on September 30, 2002 as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and incorporated herein by reference.

(4)

Filed on March 19, 2001 as an exhibit to the Company's Registration Statement on Form S-8 (File Number 333-57248) and incorporated herein by reference.

(5)

Filed on November 12, 2002 as an exhibit to the Company's proxy statement for the 2002 annual meeting, and incorporated herein by reference.

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